Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT
Dated as of February 8, 2010

among

APPLETON PAPERS INC.,
as Borrower,

PAPERWEIGHT DEVELOPMENT CORP.,
as Holdings,

FIFTH THIRD BANK,
as Administrative Agent, Swing Line Lender and
an L/C Issuer,

and

The Other Lenders Party Hereto

with

FIFTH THIRD BANK,

as Sole Lead Arranger and Sole Book Manager

i

5.14.	Investment Company Act; Other Regulations	67
5.15.	Subsidiaries	67
5.16.	Use of Proceeds	67
5.17.	Environmental Matters	67
5.18.	Accuracy of Information, etc.	68
5.19.	Security Documents	68
5.20.	Solvency	69
5.21.	Senior Indebtedness	69
5.22.	Regulation H	69
5.23.	S Corporation Status	69
ARTICLE VI	AFFIRMATIVE COVENANTS	70
6.01.	Financial Statements	70
6.02.	Certificates; Other Information	71
6.03.	Payment of Obligations	73
6.04.	Maintenance of Existence; Compliance	73
6.05.	Maintenance of Property; Insurance	73
6.06.	Inspection of Property; Books and Records; Discussions	73
6.07.	Notices	74
6.08.	Environmental Laws	75
6.09.	Additional Collateral, etc.	76
6.10.	Further Assurances	77
6.11.	ERISA	78
6.12.	Use of Proceeds	78
ARTICLE VII	NEGATIVE COVENANTS	78
7.01.	Consolidated Fixed Charge Coverage Ratio	78
7.02.	Indebtedness	78
7.03.	Liens	80
7.04.	Fundamental Changes	82
7.05.	Disposition of Property	83
7.06.	Restricted Payments	83
7.07.	Investments	84
7.08.	Prepayments and Modifications of Certain Debt Instruments	86
7.09.	Transactions with Affiliates	87
7.10.	Changes in Fiscal Periods	87
7.11.	Negative Pledge Clauses	87
7.12.	Clauses Restricting Subsidiary Distributions	87
7.13.	Lines of Business	87
7.14.	Material Agreements	88
7.15.	S Corporation Status	88
7.16.	Holding Company Status	88
7.17.	PDC Capital Corporation	88
7.18.	ESOP Amendments	88
ARTICLE VII	I EVENTS OF DEFAULT AND REMEDIES	88
8.01.	Events of Default	88
8.02.	Application of Funds	92
ARTICLE IX	ADMINISTRATIVE AGENT	93
9.01.	Appointment and Authority	93
9.02.	Rights as a Lender	93
9.03.	Exculpatory Provisions	94
9.04.	Reliance by Administrative Agent	94
9.05.	Delegation of Duties	95

9.06.	Resignation of Administrative Agent	95
9.07.	Non-Reliance on Administrative Agent and Other Lenders	96
9.08.	No Other Duties, Etc.	96
9.09.	Administrative Agent May File Proofs of Claim	96
9.10.	Collateral and Guaranty Matters	97
ARTICLE X	MISCELLANEOUS	97
10.01.	Amendments, Etc.	97
10.02.	Notices; Effectiveness; Electronic Communications	99
10.03.	No Waiver; Cumulative Remedies	101
10.04.	Expenses; Indemnity; Damage Waiver	101
10.05.	Payments Set Aside	103
10.06.	Successors and Assigns	103
10.07.	Treatment of Certain Information; Confidentiality	107
10.08.	Right of Setoff	107
10.09.	Interest Rate Limitation	108
10.10.	Counterparts; Integration; Effectiveness	108
10.11.	Survival of Representations and Warranties	108
10.12.	Severability	108
10.13.	Replacement of Lenders	108
10.14.	Governing Law; Jurisdiction; Etc.	109
10.15.	Waiver of Jury Trial	110
10.16.	No Advisory or Fiduciary Responsibility	110
10.17.	USA PATRIOT Act Notice	111
10.18.	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC.	111

SCHEDULES

1.01(c)	Mortgaged Properties
2.01	Commitments and Percentages
5.08	Real Property
5.15	Subsidiaries
5.17	Environmental Matters
6.09	Guarantors
7.02	Permitted Existing Debt
7.03	Existing Liens
10.02	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Assignment and Assumption
B	Form of Borrowing Base Certificate
C	Committed Loan Notice
D	Compliance Certificate
E	Revolving Credit Note
F	Swing Line Loan Notice
G	Closing Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT ("Agreement") is entered into as of February 8, 2010 among APPLETON PAPERS INC., a Delaware corporation (the "Borrower"), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation ("Holdings"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and FIFTH THIRD BANK, an Ohio banking corporation, as Administrative Agent, Swing Line Lender and an L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01.        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

"Account Debtor" with respect to any Account, the Person who is obligated on or under such Account.

"Accounts" means, with respect to any Person, as at any date of determination, all "accounts" (as such term is defined in the Guarantee and Collateral Agreement) of such Person.

"Acquisition Agreement" means that Purchase Agreement, dated as of July 5, 2001, among the Borrower, AWA and the other parties thereto, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

"Acquisition Documentation" means collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith including, without limitation, the Fox River Indemnity Arrangements.

"Adjusted Borrowing Base Amount" means, as determined as of the last day of any fiscal month, an amount equal to (a) the sum of (i) the Borrowing Base as of such date and (ii) the Borrowing Base as of the last day of the immediately preceding fiscal month, in each case as set forth in the respective monthly Borrowing Base Certificates prepared as of the last day of each such fiscal month and delivered to the Administrative Agent pursuant to Section 6.02(c) hereof, divided by (b) two (2).

"Administrative Agent" means Fifth Third in its capacity as administrative agent under any of the Loans documents, or any successor administrative agent.

"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agreement" means this Credit Agreement.

"AIG Credit Support" means the Indemnity Claim Insurance Policy No. 5295316, issued on November 9, 2001, by Commerce & Industry Insurance Company in favor of Bermuda Company, as amended and endorsed as of the date hereof.

"Appleton Canada" means Appleton Papers Canada Ltd., a corporation formed under the laws of the Province of Ontario, Canada.

"Applicable Rate" means, (a) for the period commencing on the Closing Date and ending on the date that is 3 Business Days following the date on which a Borrowing Base Certificate as of the last day of the fiscal month of the Borrower ending on or about February 28, 2010 is delivered to the Administrative Agent in accordance with the terms and provisions hereof, a percentage amount equal to (i) 4.00%, for purposes of calculating the Letter of Credit Fee pursuant to Section 2.03(i), (ii) 4.00% for purposes of calculating the interest rate applicable to Loans that are Eurodollar Rate Loans pursuant to Section 2.08 and (iii) 3.00%, for purposes of calculating the interest rate applicable to Loans that are Swing Line Loans and Base Rate Loans pursuant to Section 2.08 and (b) thereafter, the Applicable Rate shall be a percentage based upon the applicable Average Excess Availability then in effect pursuant to the appropriate column in the table below:

		Eurodollar Rate
		Loans
		and
	Average Excess	Letter of Credit	Base Rate
Pricing Level	Availability	Fee	Loans

1	> 66%	3.50%	2.50%
2	> 33% but = 66%	3.75%	2.75%
3	= 33%	4.00%	3.00%

The Applicable Rate shall be adjusted from time to time upon delivery to the Administrative Agent of the monthly Borrowing Base Certificate for each fiscal month to be delivered pursuant to and in accordance with the requirements set forth in Section 6.02(c). If such calculation indicates that the Applicable Rate shall increase or decrease, then 3 days following the date of delivery of such Borrowing Base Certificate the Applicable Rate shall be adjusted in accordance therewith; provided, that if the Borrower shall fail to deliver a Borrowing Base Certificate for any such fiscal month by the date required pursuant to Section 6.02(c), then, at the election of the Administrative Agent, effective as of 3 days following such date, and continuing until the date that is 3 days following the date when such Borrowing Base Certificate is finally delivered or the next monthly Borrowing Base Certificate is delivered by the Borrower pursuant to and in accordance with the requirements set forth in Section 6.02(c), the Applicable Rate shall be conclusively presumed to equal the highest Applicable Rate specified in the pricing table set forth above.

In the event that any Borrowing Base Certificate with respect to any fiscal month is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Rate for any period than the Applicable Rate applied for that period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Borrower Base Certificate for that period, (ii) the Applicable Rate shall be determined based on the corrected Borrowing Base Certificate for that period, and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders and the LC Issuer during such period, or their successors and assigns) the accrued additional interest and Letter of Credit Fee owing as a result of such increased Applicable Rate for that period. This paragraph shall not limit the rights of the Administrative Agent, the Lenders or the L/C Issuer with respect to Section 2.08(b), Section 2.09 and Article VIII, and shall survive the termination of this Agreement until the payment in full in cash of the Total Outstandings.

"Appropriate Lender" means, at any time, (a) with respect to the Facility, a Lender that has a Commitment or holds a Revolving Credit Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger" means Fifth Third Bank, an Ohio banking corporation, in its capacities as sole lead arranger and sole book manager.

"Asset Sale" means any Disposition of property or series of related Dispositions of property, excluding any such Disposition (a) to any Loan Party or (b) permitted by clause (a), (b), (c) or (d) of Section 7.05.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

"Availability Period" means, in respect of the Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.01.

"Availability Trigger Percentage" means, with respect to any fiscal month, an amount (expressed as a percentage) equal to the following: (a) (i) the Adjusted Borrowing Base Amount as of the last day of such fiscal month, minus (ii) the average daily amount of the Total Outstandings during such fiscal month, divided by (b) the Adjusted Borrowing Base Amount as of the last day of such fiscal month.

"Availability Trigger Period" shall mean a period commencing on the last day of any fiscal month with respect to which the Availability Trigger Percentage is equal to or less than 20% and ending on the last day of the first fiscal month ending thereafter with respect to which the Availability Trigger Percentage is greater than 20%.

"Available Eligible Inventory Amount" means, at any time, the sum at such time of (i) Available Paper Raw Materials Inventory, (ii) Available Film Raw Materials Inventory, (iii) Available Paper Finished Goods Inventory and (iv) Available Film Finished Goods Inventory.

"Available Film Finished Goods Inventory" means, at any time, an amount equal to the lesser at such time of (a) 70% of Eligible Film Finished Goods Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value), and (b) 85% of the product of (i) the Net Orderly Liquidation Value percentage for such Eligible Inventory identified in the most recent Inventory appraisal provided to the Administrative Agent in accordance with the terms hereof, multiplied by (ii) an amount equal to such Eligible Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value) at such time.

"Available Film Raw Materials Inventory" means, at any time, an amount equal to the lesser at such time of (a) 70% of Eligible Film Raw Materials Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value), and (b) 85% of the product of (i) the Net Orderly Liquidation Value percentage for such Eligible Inventory identified in the most recent Inventory appraisal provided to the Administrative Agent in accordance with the terms hereof, multiplied by (ii) an amount equal to such Eligible Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value) at such time.

"Available Paper Raw Materials Inventory" means, at any time, an amount equal to the lesser at such time of (a) 70% of Eligible Paper Raw Materials Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value), and (b) 85% of the product of (i) the Net Orderly Liquidation Value percentage for such Eligible Inventory identified in the most recent Inventory appraisal provided to the Administrative Agent in accordance with the terms hereof, multiplied by (ii) an amount equal to such Eligible Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value) at such time.

"Available Paper Finished Goods Inventory" means, at any time, an amount equal to the lesser at such time of (a) 70% of Eligible Inventory Paper Finished Goods Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value), and (b) 85% of the product of (i) the Net Orderly Liquidation Value percentage for such Eligible Inventory identified in the most recent Inventory appraisal provided to the Administrative Agent in accordance with the terms hereof, multiplied by (ii) an amount equal to such Eligible Inventory (valued at the lower of cost (determined on a first-in, first-out basis) or market value) at such time.

"Average Excess Availability" means, with respect to any fiscal month, the average daily Excess Availability for such fiscal month.

"AWA" means Arjo Wiggins Appleton p.l.c.

"AWA Environmental Indemnity" means the indemnification provided pursuant to the terms of (i) the Fox River AWA Environmental Agreement dated November 9, 2001, as amended, among Holdings, the Borrower, Arjo Wiggins Appleton PLC and New Appleton LLC, (ii) the insurance policy (Policy No. 529 5316) issued by Commerce & Industry Insurance Company to Arjo Wiggins Appleton

(Bermuda) Limited and (iii) any other environmental indemnification agreement or related insurance policy in favor of the Borrower.

"AWA Environmental Indemnity Agreement" means the Fox River AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among Holdings, the Borrower and AWA, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Fifth Third as its "prime rate" and (c) the Eurodollar Rate that would be applicable to a new Eurodollar Rate Loan with a one month Interest Period plus 1%. The "prime rate" is a rate set by Fifth Third based upon various factors including Fifth Third's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Fifth Third shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means a Revolving Credit Loan that bears interest based on the Base Rate.

"Bermuda Company" means Arjo Wiggins Appleton (Bermuda) Limited, a company limited by shares organized under the Companies Act of 1981 of the Island of Bermuda.

"Bermuda Company Agreements" means the collective reference to (a) the Amended and Restated Relationship Agreement, dated as of June 11, 2004, among Holdings, AWA, Holdings Sub, and AWA Sub, (b) the Assignment and Assumption Deed, dated as of November 9, 2001, between AWA and the Bermuda Company, (c) the By-Laws and Memorandum of Association of the Bermuda Company, (d) the Certificate of Incorporation and By-laws of Holdings Sub, (e) the By-Laws and Memorandum of Association of AWA Sub and (f) the Bermuda Security Agreement.

"Bermuda Security Agreement" means the Collateral Assignment, dated as of November 9, 2001, by the Bermuda Company in favor of the Borrower.

"Borrower" has the meaning specified in the introductory paragraph hereto.

"Borrower Materials" has the meaning specified in Section 6.02.

"Borrowing" means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

"Borrowing Base" means, at any time, an amount equal, in each case at such time, to (a) 85% of the Eligible Accounts, plus (b) the Available Eligible Inventory Amount, minus (c) Reserves established by the Administrative Agent in its Permitted Discretion. The Administrative Agent may, in its Permitted Discretion and based on new information or a change in circumstances adjust Reserves, with any such change to be effective three Business Days after delivery of notice thereof to the Borrower and the Lenders. Subject to the immediately preceding sentence, the Borrowing Base at any time shall be determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.02(c) (or, in the case of the initial Borrowing Base Certificate delivered in connection with this Agreement, pursuant to Section 4.01(a)(x)), subject to adjustments made by the Administrative Agent in its Permitted Discretion to address any events or conditions relating to any of the Collateral occurring on or after the date with respect to which such Borrowing Base Certificate relates.

"Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Responsible Officer, in substantially the form of Exhibit B or another form which is reasonably acceptable to each of the Administrative Agent and the Borrower and attaching thereto a calculation of the Borrowing Base in form and substance satisfactory to the Administrative Agent in its Permitted Discretion.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent's Office with respect to Obligations denominated in Dollars is located and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

"Canadian Dollar" mean the lawful money of Canada.

"Capital Expenditures" means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

"Capital Lease Obligations" means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Capital Stock" means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Cash Collateralize" has the meaning specified in Section 2.03(g) (and derivatives of such term have corresponding meanings).

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, or in the case of any Foreign Subsidiary only, such local currencies held by it from time to time in the ordinary course of business; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States, any state thereof or any member nation of the Organization for Economic Cooperation and Development having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds at least 95% of the assets of which satisfy the requirements of clauses (a) through (f) of this definition; or (h) in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (a) through (g) above in each case denominated in any foreign currency comparable in credit quality and tenor to those referred to in such clauses above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including corporate purchase and travel card), electronic funds transfer and other cash management arrangements.

"Cash Management Bank" means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (b) at the time it or its Affiliate becomes a Lender, is a party to a Cash Management Agreement, in each case in its capacity as a party to such Cash Management Agreement.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

"CFC" means a Person that is a controlled foreign corporation under Section 957 of the Code.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

"Collateral Access Agreement" means, in each case in form and substance satisfactory to the Administrative Agent in the exercise of its Permitted Discretion, (a) with respect to any premises leased by the Borrower or any other Loan Party, an agreement between the Administrative Agent and the lessor of such premises, and (b) with respect to any other premises at which the Borrower or any other Loan Party maintains inventory (whether for storage, processing or otherwise), an agreement between the Administrative Agent and warehouseman or other bailee, as the case may be, of such Inventory.

"Commitment" means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement..

"Committed Loan Notice" means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C.

"Commonly Controlled Entity" means an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the. Borrower and that is treated as a single employer under Section 414 of the Code.

"Compliance Certificate" means a certificate substantially in the form of Exhibit D.

"Consolidated EBITDAE" means, for any period, (a) Consolidated Net Income for such period, plus (b) without duplication, and to the extent reflected as a charge in the statement of such Consolidated Net Income, for such period, the sum of (i) income tax expense, (ii) Consolidated Interest Expense, deferred debt amortization and debt issuance costs, (iii) depreciation and amortization expense, (iv) impairment of discontinued operations goodwill and long-lived assets, (v) impairment of continuing operations goodwill, (vi) non-cash extraordinary charges and non-cash non-recurring charges or losses, (vii) cash restructuring charges and cash non-recurring charges or losses not to exceed $2,000,000 in any twelve month period, (viii) non-cash charges from employee deferrals and employer matching contributions, and (ix) any other non-cash charges, expenses or losses agreed to in writing by the Administrative Agent; minus (c) without duplication, and to the extent included in the statement of such Consolidated Net Income, for such period, the sum of (i) interest income, (ii) extraordinary income or gains, (iii) cash payments made relating to items described in preceding clause (b)(ix) and previously added back to EBITDAE, and (iv) any other non-cash income.

"Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Consolidated EBITDAE for such period minus the sum, without duplication, for such period of (i) net capital expenditures not funded by Indebtedness, and (ii) cash taxes, to (b) the sum, without duplication, for such period of (i) scheduled principal payments on Indebtedness (except to the extent made with proceeds of Indebtedness that is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and is not secured by a Lien on any Collateral), (ii) Consolidated Interest Expense paid in cash, and (iii) cash redemptions of Holdings' common stock pursuant to the ESOP Documentation.

"Consolidated Interest Expense" means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations but, for the avoidance of doubt, in any event excluding any amortization or write-off of financing costs) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

"Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of Holdings that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

"Consolidated Tangible Assets" means, with respect to Holdings and its Subsidiaries as of any date, the aggregate of the assets of Holdings and its Subsidiaries excluding goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense (to the extent capitalized), organization expense (to the extent capitalized) and any other assets properly classified as intangible assets in accordance with GAAP, as of the date on which the most recent financial statements were delivered pursuant to Section 6.01(a) or (b) (or Section 5.01(a)) on a consolidated basis, determined in accordance with GAAP. In the event that information relating to Consolidated Tangible Assets is not available as of any date, then the most recently available information will be used.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Defaulting Lender" means any Impacted Lender and any other Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of any proceeding under any Debtor Relief Laws.

"Derivatives Counterparty" means any financial institution, commodities or stock exchange or clearinghouse.

"Dilution Reserve" means, as of any date of determination thereof, an amount equal to (a) the Dilution Rate then in effect multiplied by (b) 85% of the Eligible Accounts as of such date.

"Dilution Rate" means a rate established from time to time with respect to the Accounts of the Borrower and its Subsidiaries that are Guarantors equal to a percentage that is the result of dividing (a) the aggregate amount of all dilutive items determined by the Administrative Agent in its Permitted Discretion, including but not limited to discounts, advertising allowances, bid credits, or other dilutive items with respect to the Eligible Accounts of such Loan Parties, divided by (b) the aggregate amount of all Eligible Accounts invoiced by such Persons, in each case for the period covered by the most recent field examination conducted pursuant to Section 6.06(b); provided, that, until the date of delivery of the first such field examination, the dilution rate shall be (i) 14.4% with respect to Accounts generated by the coated solutions, thermal paper, security paper, micro-encapsulation and any other technical paper segments, if any, of such Persons, and (ii) 5.4% with respect to Accounts generated by the performance packaging segments of such Persons.

"Disposition" or "Dispose" means the sale, transfer or other disposition (including any sale and leaseback transaction, but excluding the granting of Liens permitted by this Agreement and any exercise of remedies in connection therewith, leases, licenses, sub-leases, sub-licenses and transfers pursuant to condemnation and similar proceedings) of any property by any Person, including any such sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

"Dollar" and "$" mean lawful money of the United States.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

"Eligible Accounts" means, at any time, the Accounts of the Borrower and each of its Subsidiaries that is a Guarantor that the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Credit Loans and the issuance of Letters of Credit.

Without limiting the Administrative Agent's Permitted Discretion, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent and is described in clauses (a), (b), (e), (t) or (u) of Section 7.03;

(c)           (i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor, or (ii) which has been written off the books of the any Loan Party or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 90 days after the date of the original invoices therefor or more than 60 days after the original due dates); provided, that no Account owed by an Account Debtor that (A) does not maintain its chief executive office in the United States or Canada or (B) is not organized under applicable law of the United States, any state of the United States, Canada, or any province of Canada (each such Account Debtor, a "Foreign Account Debtor") shall be deemed to be ineligible solely by reason of this subsection (c) to the extent that such Account is paid or payable, as the case may be, within time periods acceptable to the Administrative Agent in its Permitted Discretion;

(d)           which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 25% of the aggregate Eligible Accounts;

(f)            with respect to which any covenant, representation, or warranty contained in this Agreement or in the Guarantee and Collateral Agreements has been breached or is not true;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the any Loan Party's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by any Loan Party or if such Account was invoiced more than once;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)            which is owed by a Foreign Account Debtor unless, in any such case, (A) such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by, the Administrative Agent or (B) is covered by a credit insurance policy in form and substance acceptable to the Administrative Agent and issued by an insurer acceptable to the Administrative Agent;

(m)          which is owed in any currency other than Dollars, Canadian Dollars or Euros; provided, that for purposes of determining the amount of any Account owned in Canadian Dollars or Euros to be included in the Borrowing Base, the amount of such Account shall be converted at any time of determination thereof to Dollars at the applicable Spot Rate of Exchange then in effect with respect thereto;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the United States or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq. and 41 U.S.C. Section 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent's satisfaction;

(o)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)           which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, to the extent of such excess;

(q)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which the any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r)            which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s)           which is evidenced by any promissory note, chattel paper, or instrument;

(t)            which is owed by an Account Debtor located in any jurisdiction which requires filing of a "Notice of Business Activities Report" or other similar report in order to permit the any Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(u)           with respect to which a Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and a Loan Party created a new receivable for the unpaid portion of such Account;

(v)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w)          which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(x)            which was created on cash on delivery terms;

(y)           which the Administrative Agent determines may not be paid by reason of the Account Debtor's inability to pay or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion; or

(z)            which is subject to any rebate or similar setoff, but only to the extent of such rebate or setoff.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall cease to be an Eligible Account. Any ineligibility described in the preceding two sentences shall become effective immediately.

"Eligible Film Raw Materials Inventory" means Eligible Inventory consisting of raw materials used in the performance packaging segments of the Borrower and its Subsidiaries (as determined in a manner acceptable to Administrative Agent in its Permitted Discretion).

"Eligible Film Finished Goods Inventory" means Eligible Inventory consisting of performance packaging finished goods available for sale (as determined in a manner acceptable to Administrative Agent in its Permitted Discretion).

"Eligible Inventory" means, at any time, the Inventory of the Borrower and each of its Subsidiaries that is a Guarantor which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Credit Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent's Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent and is described in clause (b) of Section 7.03;

(c)           which is, in the Administrative Agent's Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation, or warranty contained in this Agreement or the Guarantee and Collateral Agreements has been breached or is not true and which does not conform to all standards imposed by any governmental authority;

(e)           in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which is not finished goods or raw materials or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)           which is not located in the United States or is in transit with a common carrier from vendors and suppliers;

(h)           which is located in any location leased by a Loan Party unless (i) the lessor has delivered to Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent with respect to such Inventory;

(i)            which is located in any third party warehouse or is in the possession of a bailee unless (i) a Collateral Access Agreement has been delivered to the Administrative Agent with respect to such Inventory at such location or (ii) a Rent Reserve has been established by the Administrative Agent with respect to such Inventory;

(j)            which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor unless (i) a Collateral Access Agreement has been delivered to the Administrative Agent with respect to such Inventory at such location or (ii) a Rent Reserve has been established by the Administrative Agent with respect to such Inventory;

(k)           which is a discontinued product or component thereof;

(l)            which is the subject of a consignment by any Loan Party as consignor;

(m)          which is perishable;

(n)           which contains or bears any intellectual property rights licensed to any Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)           which is not reflected in a current perpetual inventory report of any Loan Party;

(p)           for which reclamation rights have been asserted by the seller; or

(q)           which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall cease to be Eligible Inventory forthwith.

"Eligible Paper Raw Materials Inventory" means Eligible Inventory consisting of raw materials used (a) in the coated solutions, thermal paper and security paper segments of the Borrower and its Subsidiaries, (b) the micro-encapsulation segments of the Borrowers and its Subsidiaries and (c) the other technical paper segments, if any, of the Borrower and its Subsidiaries (in each case as determined in a manner acceptable to Administrative Agent in its Permitted Discretion).

"Eligible Paper Finished Goods Inventory" means Eligible Inventory consisting of technical paper finished goods available for sale (as determined in a manner acceptable to Administrative Agent in its Permitted Discretion).

"EMU Legislation" means the legislative measures of the European Counsel for the introduction of, changeover to or operation of a single or unified European currency.

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ESOP" means the Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

"ESOP Component" means the employee stock ownership plan component of the ESOP.

"ESOP Documentation" means the collective reference to (a) the Appleton Papers Retirement Savings and Employee Stock Ownership Plan, restated effective January 1, 2001, (b) the Appleton Papers Inc. Employee Stock Ownership Trust, adopted July 19, 2001 and (c) all amendments, supplements or other modifications to any of the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

"ESOP Stock Issuances" means with respect to any period, any issuance of common stock by Holdings to the ESOP during such period.

"ESOP Trust" means the Appleton Papers Inc. Employee Stock Ownership Trust.

"Euro" means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation

"Eurodollar Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

"Eurodollar Rate" means, for an Interest Period for a Borrowing of Eurodollar Rate Loans, (a) the Eurodollar Index Rate for such Interest Period, if such rate is available, and (b) if the Eurodollar Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

"Eurodollar Rate Loan" means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

"Event of Default" has the meaning specified in Section 8.01.

"Excess Availability" means, at any time, an amount equal at such time to (a) the lesser of (i) the aggregate Commitments and (ii) the Borrowing Base, minus (b) Total Outstandings.

"Exchange Offer" means the tender and exchange of Senior Unsecured Notes and Senior Subordinated Notes for Second Lien Notes pursuant to that certain Offering Circular, dated August 18, 2009, in respect of the Senior Unsecured Notes, the Senior Subordinated Notes and the Second Lien Notes.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) in which the Borrower is located, (c) any taxes imposed on a Lender, the Administrative Agent or the L/C Issuer (if such Lender, Administrative Agent, or L/C Issuer is not a United States person (as such term is defined under Section 7701(a)(30) of the Code)) as a result of such Lender's, Administrative Agent's or L/C Issuer's failure to satisfy the reporting requirements as set forth in any statute enacted (or regulation or administrative guidance promulgated thereunder) after the date hereof that is based on, or similar to, the "Foreign Account Tax Compliance Act of 2009 (HR 3933, S. 1934);" and (d) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, "Excluded Taxes" shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Subsidiary to any Lender hereunder or under any other Loan Document, so long as such Lender shall have complied with the last paragraph of Section 3.01(e), as applicable; provided, that the definition of "Excluded Taxes" shall include any withholding tax imposed on amounts payable to an assignee of such Lender except to the extent that such Lender was entitled to receive additional amounts from such Foreign Subsidiary with respect to such withholding tax pursuant to Section 3.01(a) at the time of assignment.

"Existing Credit Agreement" means that certain Credit Agreement dated as of June 5, 2007 among the Borrower, Holdings, Bank of America, N.A., as agent, and a syndicate of lenders, as amended prior to the date hereof.

"Facility" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Fifth Third on such day on such transactions as determined by the Administrative Agent.

"Fee Letter" means the letter agreement, dated January 25, 2010, among the Borrower and the Arranger.

"Fifth Third" means Fifth Third Bank, an Ohio banking corporation.

"First Lien Note Documents" means the First Lien Note Indenture, the First Lien Notes, the First Lien Security Documents and each other document, instrument or agreement relating to the issuance of the First Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof, of this Agreement and of the First Lien Intercreditor Agreement.

"First Lien Note Indenture" means the indenture entered into by Holdings, the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, in connection with the issuance of the First Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof, of this Agreement and of the First Lien Intercreditor Agreement.

"First Lien Note Intercreditor Agreement" means the Intercreditor Agreement executed by Holdings, the Borrower, the other Loan Parties from time to time party thereto, the Administrative Agent and the collateral agent under the First Lien Note Indenture, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

"First Lien Notes" means the 10.50% senior secured first lien notes of the Borrower due 2015 to be issued and exchanged pursuant to the First Lien Note Indenture.

"First Lien Security Documents" means the collective reference to each security agreement, pledge agreement, mortgage, deed of trust, collateral agreement, instrument or other document granting or perfecting a Lien on any asset or assets of any Person in accordance with the terms of the First Lien Intercreditor Agreement to secure the obligations and liabilities of Holdings, the Borrower and certain of its Subsidiaries under the First Lien Note Documents.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Fox River Indemnity Arrangements" means the collective reference to the PDC Environmental Indemnity Agreement, the AWA Environmental Indemnity Agreement, the AIG Credit Support, the Fox River Security Agreement, the Bermuda Company Agreements and the NCR Agreements.

"Fox River Security Agreement" means the Security Agreement, relating to the AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among the Borrower, Holdings and AWA.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Group Members" means the collective reference to Holdings, the Borrower and their respective Subsidiaries.

"Guarantee and Collateral Agreement" has the meaning specified in Section 4.01(a)(iii).

"Guarantee and Collateral Agreement (Canada)" has the meaning specified in Section 4.01(a)(iii).

"Guarantee and Collateral Agreements" means, collectively, the (i) Guarantee and Collateral Agreement and the Guarantee and Collateral Agreement (Canada).

"Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

"Guarantors" means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 6.09, including, without limitation, Appleton Canada, and each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.09, in each case unless and until released pursuant to the terms of the Loan Documents.

"Guaranty" means the Guarantee and Collateral Agreements, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.09.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedge Agreements" means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or commodity agreements or other similar arrangements designed to protect against fluctuations in commodity prices, either generally or under specific contingencies.

"Hedge Bank" means any Person that, at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedge Agreement.

"Hedge Termination Value" means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

"Holdings" has the meaning specified in the introductory paragraph hereto.

"Impacted Lender" means any Lender as to which (a) any L/C Issuer has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) such Lender or an entity that controls such Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

"Indebtedness" means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, provided that, if recourse in respect of such Indebtedness is so limited, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount thereof and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings), (e) all Capital Lease Obligations and all Synthetic Debt of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person with respect of Disqualified Capital Stock, which in the case of redeemable preferred Capital Stock shall be deemed to be the liquidation value of such redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of such Indebtedness and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings) and (j) for the purposes of Sections 7.02 and 8.01(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitees" has the meaning specified in Section 10.04(b).

"Information" has the meaning specified in Section 10.07.

"Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

"Insolvent" means pertaining to a condition of Insolvency.

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intellectual Property Security Agreement" has the meaning specified in Section 4.01(a)(v).

"Intercreditor Agreements" means the First Lien Note Intercreditor Agreement and the Second Lien Note Intercreditor Agreement.

"Interest Payment Date" means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

"Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months (or such other period of time as may be agreed to by each Lender) thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

"Inventory" means all of the "inventory" as such term is defined in the Guarantee and Collateral Agreement.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, except as otherwise provided therein.

"IP Rights" has the meaning specified in Section 5.17.

"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the �International Standby Practices 1998� published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Percentage.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"L/C Issuer" means (a) Fifth Third or any other Lender acting in the capacity of an issuer of Letters of Credit hereunder.

"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be �outstanding� in the amount so remaining available to be drawn.

"Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Letter of Credit" means any standby letter of credit issued hereunder. Letters of Credit shall be issued in Dollars.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

"Letter of Credit Expiration Date" means the day that is five Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

"Letter of Credit Fee" has the meaning specified in Section 2.03(i).

"Letter of Credit Sublimit" means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Facility.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

"Loan Documents" means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Security Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement (h), each Secured Cash Management Agreement, (i) the First Lien Note Intercreditor Agreement, and (j) the Second Lien Note Intercreditor Agreement; provided that for purposes of the definition of �Material Adverse Effect� and Articles IV through IX, �Loan Documents� shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

"Loan Parties" means, collectively, the Borrower and each Guarantor.

"Mandatory Cost" means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(b).

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower and the Guarantors taken as a whole to perform their obligations under any Loan Document to which they are parties; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

"Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

"Maturity Date" means February 8, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgages" means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders.

"Mortgaged Properties" means the real properties listed under the heading "Mortgaged Properties" on Schedule 1.01(c), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

"Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds" means, with respect to any Disposition or issuance of Indebtedness by Holdings or any of its Subsidiaries, or any proceeds of casualty insurance or condemnation awards (or payments in lieu thereof) received or paid to the account of Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary fees and out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess with respect to estimated taxes shall constitute Net Cash Proceeds and shall be deemed received as of the date the determination of such excess with respect to estimated taxes is made.

"Net Orderly Liquidation Value" means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.

"Non-Guarantor" means any Subsidiary of Holdings that is not a Guarantor.

"Note" means any promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit E.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies under the laws of the United States (or any political subdivision thereof) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Outstanding Amount" means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

"Participant" has the meaning specified in Section 10.06(d).

"Participating Member State" means each state so described in any EMU Legislation.

"PBGC" means the Pension Benefit Guaranty Corporation.

"PDC Environmental Indemnity Agreement" means the Fox River PDC Environmental Indemnity Agreement, dated as of November 9, 2001, between Holdings and the Borrower, as amended prior to the date hereof and, if in accordance with the terms hereof, on or after the date hereof.

"Percentage" means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender's Commitment at such time. If the Commitment of each Lender to make Loans and the respective obligations of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.01, or if the Commitments have expired, then the Percentage of each Lender in respect of the Facility shall be determined based on the Percentage of such Lender in respect of the Facility most recently in effect, giving effect to any subsequent assignments. The initial Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Permitted Discretion" means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Encumbrances" has the meaning specified in the Mortgages.

"Permitted Existing Debt" means Indebtedness described on Schedule 7.02.

"Permitted Lien" means any lien permitted pursuant to Section 7.03.

"Permitted Refinancing Debt" means:

(a)           in connection with any refinancing of the First Lien Notes, new Indebtedness of the Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the Borrower than those applicable to the First Lien Notes or otherwise on then market terms and conditions for comparable debt securities (as determined in good faith by the Borrower) or otherwise acceptable to the Administrative Agent; provided, that in no event shall such Indebtedness (i) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than June 15, 2015 (i.e., the original maturity date of the First Lien Notes), (ii) require prepayments or mandatory redemptions in a manner materially more extensive than the First Lien Notes, (iii) contain maintenance financial covenants that are more restrictive than those under this Agreement, (iv) be secured by Liens that are not subordinated to the Liens securing the Obligations, except as otherwise permitted under the First Lien Intercreditor Agreement, or (v) contain other terms and conditions (other than pricing) that are more restrictive, taken as a whole, than those under this Agreement;

(b)           in connection with any refinancing of the Second Lien Notes, new Indebtedness of the Borrower on then market terms and conditions for comparable debt securities (as determined in good faith by the Borrower); provided that in no event shall such Indebtedness (i) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the Maturity Date with respect to the Facility, (ii) require prepayments or mandatory redemptions in a manner materially more extensive than the Second Lien Notes, (iii) contain maintenance financial covenants that are more restrictive than those under this Agreement, (iv) be secured by Liens that are not subordinated to the Liens securing the Obligations in a manner at least as favorable to the Lenders as provided for in the Second Lien Note Intercreditor Agreement or (v) contain other terms and conditions (other than pricing) that are more restrictive, taken as a whole, than those under this Agreement;

(c)           in connection with any refinancing of the Senior Subordinated Notes, new subordinated Indebtedness of the Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the Borrower than those applicable to the Senior Subordinated Notes or otherwise acceptable to the Administrative Agent; provided that in no event shall such Indebtedness (i) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the Senior Subordinated Notes, (ii) be subordinated to the Obligations in a manner less favorable to the Lenders than the Senior Subordinated Notes, (iii) provide for covenants, events of default and remedies materially less favorable to the Borrower than the Senior Subordinated Notes or (v) require prepayments or mandatory redemptions in a manner materially more extensive than the Senior Subordinated Notes; and

(d)           in connection with any refinancing of the Senior Unsecured Notes, new unsecured Indebtedness of the Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the Borrower than those applicable to the Senior Unsecured Notes or otherwise on then market terms and conditions for senior unsecured debt securities (as determined in good faith by the Borrower) or otherwise acceptable to the Administrative Agent; provided that in no event shall such Indebtedness (i) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the date that is six (6) months after the Maturity Date with respect to the Facility, (ii) require prepayments or mandatory redemptions in a manner materially more extensive than the Senior Unsecured Notes, (iii) contain maintenance financial covenants that are more restrictive than those under this Agreement or (iv) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement.

"Permitted Refinancing Debt Documents" means all instruments and other agreements entered into by Holdings, the Borrower or any Subsidiaries in connection with any Permitted Refinancing Debt.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Platform" has the meaning specified in Section 6.02.

"Pledged Stock" has the meaning specified in the Guarantee and Collateral Agreement.

"Public Lender" has the meaning specified in Section 6.02.

"Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

"Register" has the meaning specified in Section 10.06(c).

"Reimbursement Obligation" means the obligation of the Borrower to reimburse each L/C Issuer pursuant to Section 2.03 for amounts drawn under Letters of Credit.

"Related Parties" means, with respect to any Person, such Person�s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Rent Reserve" means, with respect to any warehouse, distribution center or other location not owned by a Loan Party with respect to which no Collateral Access Agreement is in effect, a reserve equal to (a) three months� rent in the case of leased facilities and (b) three months of fees in the case of third-party warehousers and outside processors.

"Reorganization" means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

"Required Lenders" means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserves" means, at any time of determination thereof, (a) the Dilution Reserve then in effect, (b) aggregate Rent Reserves then in effect, and (c) any other reserves that the Administrative Agent deems necessary in the exercise of its Permitted Discretion to maintain with respect to the Collateral or any Loan Party, provided, that, in the case of any reserves established pursuant to the foregoing clause (c), such reserves have been established upon not less than three Business Days' notice to the Borrower.

"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" has the meaning set forth in Section 7.06.

"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

"Revolving Credit Loan" has the meaning specified in Section 2.01.

"S&P" means Standard & Poor�s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Second Lien Note Documents" means the Second Lien Note Indenture, the Second Lien Notes, the Second Lien Security Documents and each other document, instrument or agreement relating to the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof, of this Agreement and of the Second Lien Intercreditor Agreement.

"Second Lien Note Indenture" means the indenture entered into by Holdings, the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, in connection with the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof, of this Agreement and of the Second Lien Intercreditor Agreement.

"Second Lien Note Intercreditor Agreement" means the Intercreditor Agreement executed by Holdings, the Borrower, the other Loan Parties from time to time party thereto, the Administrative Agent and the collateral agent under the Second Lien Note Indenture, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

"Second Lien Notes" means the 11.25% senior secured second lien notes of the Borrower due 2015 issued and exchanged pursuant to the Second Lien Note Indenture and in accordance with the Exchange Offer.

"Second Lien Security Documents" means the collective reference to each security agreement, pledge agreement, mortgage, deed of trust, collateral agreement, instrument or other document granting or perfecting a Lien on any asset or assets of any Person in accordance with the terms of the Second Lien Intercreditor Agreement to secure the obligations and liabilities of Holdings, the Borrower and certain of its Subsidiaries under the Second Lien Note Documents.

"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between the Borrower or any other Loan Party and any Cash Management Bank.

"Secured Hedge Agreement" means any interest rate, energy, raw materials, commodity or currency exchange Hedge Agreement permitted under Article VII that is entered into by and between the Borrower or any other Loan Party and any Hedge Bank.

"Secured Parties" means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

"Security Documents" means the collective reference to the Guarantee and Collateral Agreements, the Mortgages, the Intellectual Property Security Agreement (and any supplement thereto), each deposit account control agreement, each securities account control agreement and all other security documents hereafter delivered to the Administrative Agent granting or perfecting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

"Senior Subordinated Notes" means the 9 3/4% unsecured subordinated notes of the Borrower due 2014 in an aggregate original principal amount of $185,000,000 issued and sold on June 11, 2004 pursuant to the Senior Subordinated Note Indenture.

"Senior Subordinated Note Indenture" means the Indenture entered into by Holdings, the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by Holdings, the Borrower or such Subsidiaries in connection therewith, as amended prior to the Closing Date and as may be amended thereafter in accordance with the terms of this Agreement.

"Senior Unsecured Notes" means the 8 1/8% unsecured notes of the Borrower due 2011 in an aggregate original principal amount of $150,000,000 issued and sold on June 11, 2004 pursuant to the Senior Unsecured Note Indenture.

"Senior Unsecured Note Indenture" means the Indenture entered into by Holdings, the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by Holdings, the Borrower or such Subsidiaries in connection therewith, as amended prior to the Closing Date and as may be amended thereafter in accordance with the terms of this Agreement.

"Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such

Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Change of Control" means a "Change of Control" (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture, in the Senior Unsecured Note Indenture, in the First Lien Note Indenture, in the Second Lien Note Indenture, in any Permitted Refinancing Debt Document or in any other document (other than this Agreement) evidencing Indebtedness, in each case so long as there is at least $15,000,000 aggregate principal amount outstanding under the respective issue.

"Specified Litigation" means that certain litigation commenced by the Borrower in September 2007 against a former contractor, in which the. Borrower asserted claims including breach of obligations under a February 2007 agreement to perform certain engineering services, and in connection with which the Borrower received a favorable jury verdict on May 14, 2009.

"Spot Rate of Exchange" means, on any day, with respect to Canadian Dollars or Euros, as the case may be, in relation to Dollars, the arithmetic mean of (a) the spot rate at which Dollars are offered by Fifth Third for such currency, and (b) the spot rate at which amounts in such currency are offered by Fifth Third for Dollars, in each case as quoted generally to customers of Fifth Third on such day.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of a Loan Party.

"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

"Swing Line Lender" means Fifth Third in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

"Swing Line Loan" has the meaning specified in Section 2.04(a).

"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit F.

"Swing Line Sublimit" means an amount equal to the lesser of (a) $5,000,000 and (b) the Facility. The Swing Line Sublimit is part of, and not in addition to, the Facility.

"Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of "Indebtedness" or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, or similar types of assessments, fees or other charges related to taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

"Transaction" means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the First Lien Note Documents to which they are or are intended to be a party, (c) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

"Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

"UCC" means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"United States" and "U.S." mean the United States of America.

"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

"Wholly Owned Subsidiary" means as to any Person, any other Person all of the Capital Stock of which (other than directors� qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.02.        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan

Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.        Accounting Terms.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 3, 2009, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, except as otherwise required or permitted under GAAP (and subject to clause (b) below) and disclosed to the Administrative Agent or the Lenders in the first financial statements in which the change is made.

(b)           Changes in GAAP. If at any time any change in GAAP (or a change by the Loan Parties in the application thereof) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or the application thereof) (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or the application thereof).

1.04.        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06.        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.        The Loans. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), each Lender severally agrees to make loans (each such loan, a "Revolving Credit Loan") to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (a) the Total Outstandings shall not exceed an amount equal at such time to the lesser of (i) the Facility, and (ii) the Borrowing Base, and (b) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender's Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed an amount equal at such time to such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans made to the Borrower may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.        Borrowings, Conversions and Continuations of Loans.

(a)           Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of at least $3,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the

Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Credit Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Eurodollar Rate Loans with an Interest Period of one month. Any such automatic conversion to Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, (x) a Swing Line Loan may not be converted to a Eurodollar Rate Loan and (y) no Revolving Credit Loan shall be made as or converted into a Eurodollar Rate Loan with an Interest Period of greater than one (1) month until the earlier to occur of (I) completion of the primary syndication of the Facility, as determined by the Administrative Agent, and (II) the date that is 90 days following the Closing Date.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Percentage of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Revolving Credit Loans, in each case as described in Section 2.02(a). In the case of each Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower either by (i) crediting the account of the Borrower on the books of Fifth Third with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued only on the last day of an Interest Period for such Eurodollar Rate Loan, however a Eurodollar Rate Loan may be converted at any time subject to any applicable breakage fees to be paid by the Borrower. During the existence of an Event of Default, no Loans may be requested as or converted to Eurodollar Rate Loans or continued for an Interest Period of longer than one month, in each case, if the Administrative Agent or the Required Lenders shall have elected that the restriction set forth in this sentence shall apply.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Fifth Third's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit

Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Revolving Credit Facility.

2.03.        Letters of Credit; Auto-Extension Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or one or more of its Subsidiaries, and to amend or extend such Letters of Credit in accordance with Section 2.03(b), and (2) to honor drawings under such Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or one or more of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (I) the Total Outstandings shall not exceed an amount equal to the lesser at such time of (x) the Facility and (y) the Borrowing Base, and (II) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender's Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           No L/C Issuer shall issue any Letter of Credit if:

(A)          the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer issuing such Letter of Credit to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator (in the case of a binding arbitration proceeding) shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D)          except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)           a default of any Lender's obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless such L/C Issuer has entered into Cash Collateral or other arrangements satisfactory to such L/C Issuer with the Borrower or such Lender to eliminate such L/C Issuer's risk with respect to such Lender.

(v)           No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi)          No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii)         No L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit by an L/C Issuer, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit issued by an Issuing Lender, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Percentage times the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under a Letter of Credit issued by any L/C Issuer, such L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by any L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which reimbursement may be in the form of direct cash reimbursement or in the form of a Base Rate Loan as set forth below. If the Borrower fails to reimburse such L/C Issuer in the form of a direct cash reimbursement by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum, multiples or notice period specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice, and it being understood that any failure of the Borrower to directly pay unreimbursed drawings on the Honor Date in cash and without the need for a Base Rate Loan shall not constitute a Default in determining whether the conditions to such Revolving Credit Borrowing are satisfied). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent's Office in an amount equal to its Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a

Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the interest rate specified in Section 2.08(b). In such event, each Lender's payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse an L/C Issuer for any amount drawn under any Letter of Credit issued by such L/C Issuer, interest in respect of such Lender's Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)           Each Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit issued by such L/C Issuer, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees) shall constitute such Lender's Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will promptly (and in any event prior to the issuance and/or effectiveness of such Letter of Credit or amendment) notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit issued by any L/C Issuer, such L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and each L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Fifth Third. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(h)           Applicability of ISP. Unless otherwise expressly agreed by an L/C Issuer and the Borrower when a Letter of Credit is issued by such L/C Issuer, the rules of the ISP shall apply to each standby Letter of Credit.

(i)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all overdue Letter of Credit Fees shall accrue interest thereon at the interest rate specified in Section 2.08(b).

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04.        Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed an amount equal to the lesser at such time of (x) the Facility and (y) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender at such time, plus such Lender's Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender's Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender's Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000 and in integral multiples of $50,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender's Percentage of the amount of Swing Line Loans then outstanding; provided, that the Swing Line Lender shall be deemed to have made such a request as of the Wednesday of each week (provided, further, that if such day is not a Business Day, such request shall be deemed to have been made as of the next succeeding Business Day) unless the Swing Line Lender shall otherwise notify the other Lenders. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees) shall constitute such Lender's Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the

Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Percentage of any Swing Line Loan, interest in respect of such Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05.        Prepayments.

(a)           Optional.

(i)            Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than

11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of at least $3,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount of the respective Borrowing); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's ratable portion of such prepayment (based on such Lender's Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 (or the amount outstanding, if less). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.

(i)            If for any reason the Total Outstandings at any time exceed the lesser at such time of (x) the Facility, and (y) the Borrowing Base, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ii)           Prepayments of the Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Lenders, as applicable.

2.06.        Termination or Reduction of Commitments.

(a)           Optional. The Borrower may, upon notice to the Administrative Agent, terminate in whole or in part the Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Commitments under this Section 2.06. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender's Percentage of such reduction amount. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

2.07.        Repayment of Loans.

(a)           Revolving Credit Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)           Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) within one Business Day of demand by the Swing Line Lender and (ii) the Maturity Date.

2.08.        Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (x) the Eurodollar Rate for such Interest Period plus (y) the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (x) the Base Rate plus the Applicable Rate or (y) such other rate as mutually agreed to by the Borrower and the Swing Line Lender.

(b)           (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). Upon the request of the Required Lenders, while any other Event of Default exists (i.e. from the date such Event of Default occurred, it being understood that with respect to an Event of Default related to non-

compliance with Section 7.01, the date of occurrence shall be the applicable test date, until the date such Event of Default is cured to the satisfaction of the Required Lenders or waived pursuant to Section 10.01), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at the rates set forth above to the fullest extent permitted by applicable Laws. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 8.01(a) or 8.01(f), such increase shall occur automatically. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.        Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, in accordance with its Percentage, a commitment fee equal to the Applicable Commitment Fee Rate multiplied by the actual daily amount by which the Facility exceeds the sum of the Outstanding Amount of the Revolving Credit Loans and the Outstanding Amount of the L/C Obligations. For purposes hereof, "Applicable Commitment Fee Rate" means a per annum rate equal to (i) 0.75%, during the period commencing on the Closing Date and ending on February 28, 2010, and (ii) during each calendar month ending thereafter, (x) 0.50%, if the average daily amount, if any, by which the Facility exceeded the sum of the Outstanding Amount of the Revolving Credit Loans and the Outstanding Amount of the L/C Obligations, in each case during the immediately preceding calendar month, was equal to or less than 50% of the Facility, and (ii) 0.75%, if the average daily amount, if any, by which the Facility exceeded the sum of the Outstanding Amount of the Revolving Credit Loans and the Outstanding Amount of the L/C Obligations, in each case during the immediately preceding calendar month, was greater than 50% of the Facility. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all overdue commitment fees shall accrue interest thereon at the interest rate specified in Section 2.08(b).

(b)           Other Fees.

(i)            The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.        Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.        Payments Generally; Administrative Agent's Clawback.

(a)           General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower;  Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the

Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. With respect to any Loan Party's Obligations hereunder, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder with respect to such Loan Party's Obligations, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties, in each case with respect to the Obligations of such Loan Party.

2.13.        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of the Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of the Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or any amounts received by any L/C Issuer and/or the Swing Line Lender to secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14.        Increase in Facility.

(a)           Increase. Provided there then exists no Default, upon notice to the Administrative Agent, the Borrower may from time to time after the Closing Date, increase the Facility by an amount (for all such requests) not exceeding $25,000,000 such that the maximum amount of the Facility shall at no time exceed $125,000,000; provided that any such increase shall be in a minimum amount of $10,000,000 and in a whole multiple of $1,000,000 in excess thereof.

(b)           Solicitation of Increase. To achieve the full amount of a requested increase (i) the Administrative Agent with the consent of the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned) or (ii) the Borrower with the consent of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) may solicit increased commitments from existing Lenders and/or invite Eligible Assignees to become Lenders; provided, however that no existing Lender shall be obligated or required to accept an increase in its Commitment pursuant to this Section 2.14 unless it specifically consents to such increase in writing and no Eligible Assignee (not already a Lender or an Affiliate thereof) shall become a Lender unless its Commitment is at least $5,000,000 (or such lesser amount as may be agreed by the Borrower and the Administrative Agent). Any Lender or Eligible Assignee agreeing to increase its Commitment or provide a new Commitment pursuant to this Section 2.14 shall, in connection therewith, deliver to the Administrative Agent a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and Schedule 2.01 hereto shall be deemed amended to reflect such increase and final allocation.

(d)           Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party

(A)          certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) a statement of reaffirmation from the Loan Parties pursuant to which each Loan Party ratifies this Agreement and the other Loan Documents and acknowledges and reaffirms that, after giving effect to such increase, it is bound by all terms of this Agreement and the other Loan Documents; (ii) a certificate of the Borrower dated as of the Increase Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.01(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (y) no Default or Event of Default has occurred or is continuing, (iii) if any portion of the increase is being provided by a new Lender, a Note in favor of such Lender if so requested by such Lender; and (iv) payment of any applicable fees related to such increase (including, without limitation, any applicable arrangement, upfront and/or administrative fee). The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Percentages arising from any nonratable increase in the under this Section and/or, at the discretion of the Administrative Agent, add the new Lenders to the existing Borrowings.

(e)           Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders and without the consent of any Lender, any amendment to this Agreement or any other Loan Document as may be necessary to solely incorporate the terms of any increase in the Commitments under this Section 2.14.

(f)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.        Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or Holdings shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as applicable, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower or Holdings, as applicable (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender's status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, and in a timely fashion, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender's entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, and in a timely fashion, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)            Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower or Holdings, as the case may be, has paid additional amounts pursuant to this Section, it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower or Holdings, as the case may be, (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer if the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

3.02.        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate; provided that, upon any such notice by any Lender pursuant to this Section 3.02 of the suspension of its obligation to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans, the Base Rate shall be determined without reference to clause (c) of the definition of "Base Rate", and all Base Rate Loans shall be subject to the Base Rate (as so determined without reference to clause (c) of said definition) until such time as such suspension of the obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall cease to be in effect. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.        Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the offshore interbank market for such currency for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, the Base Rate shall be determined without reference to clause (c) of the definition of "Base Rate" and all Base Rate Loans shall be subject to the Base Rate (as so determined without reference to clause (c) of said definition) until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (with the Base Rate determined without reference to clause (c) of the definition of "Base Rate") in the amount specified therein.

3.04.        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)           subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or any L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)          impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that such increase in cost to such Lender is being charged to customers of such Lender generally.

(b)           Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender's or such L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such L/C Issuer's capital or on the capital of such Lender's or such L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company would have achieved but for such Change in Law (taking into consideration such Lender's or such L/C Issuer's policies and the policies of such Lender''s or such L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company for any such reduction suffered; provided that such compensation for reductions suffered by such Lender is being charged to customers of such Lender generally.

(c)           Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a), (b) or (d) of this Section and delivered to the. Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as "Eurodollar liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan made in Dollars equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender in reasonable detail; and, provided, further, that such additional interest is being charged to customers of such Lender generally. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(e)           Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section (or Sections 3.01 or 3.05) shall not constitute a waiver of such Lender's or such L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section (or Sections 3.01 or 3.05) for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law or other event giving rise to such increased costs or reductions and of such Lender's or such L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05.        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but not loss of anticipated profits or margin) incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including, with respect to clauses (a), (b) and (c) above, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing; provided that such administrative fees are being charged to customers of such Lender generally.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06.        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07.        Survival.  Subject to Section 3.04(e), all of the Borrower's obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.        Conditions of Initial Credit Extension. The obligation of any L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent on the date of the initial Credit Extensions under this Agreement:

(a)           The Administrative Agent's receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, in the number requested by the Administrative Agent;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          guarantee, pledge and security agreement, in form and substance reasonably satisfactory to the Administrative Agent (x) as duly executed by the Domestic Subsidiaries of Borrower (as it may be amended, restated, modified and/or supplemented from time to time, the "Guarantee and Collateral Agreement"), and (y) as duly executed by Appleton Canada (as it may be amended, restated, modified and/or supplemented from time to time, the "Guarantee and Collateral Agreement (Canada)"; together with the Guarantee and Collateral Agreement, collectively, the "Guarantee and Collateral Agreements"), together with:

(A)          certificates representing the Pledged Stock referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments indorsed in blank,

(B)           a completed "perfection certificate", dated on or before the date of the initial Credit Extension, describing the assets of the Loan Parties substantially in the form furnished by or on behalf of the Administrative Agent prior to such date;

(C)           evidence reasonably satisfactory to the Administrative Agent that all other actions, recordings and filings of or with respect to the Guarantee and Collateral Agreements that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby are capable of being completed promptly following the initial Credit Extensions hereunder,

(D)          the control agreements with respect to Deposit Accounts and Securities Accounts, in each case as referred to in the Guarantee and Collateral Agreements (to the extent required by the Administrative Agent), duly executed by the appropriate parties,

(E)           evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Guarantee and Collateral Agreements has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and any landlords' and bailees' waiver and consent agreements reasonably requested by the Administrative Agent (to the extent the same are obtainable using commercially reasonable efforts).

(iv)          Mortgages, etc.

(A)          The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(B)           The Administrative Agent shall have received for each Mortgaged Property either (a) a recent or updated survey of the Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent or (b) an existing survey of the Mortgaged Property (without update), together with an affidavit of no change (or with changes noted therein to the extent the Administrative Agent has not objected), so long as the title insurance company issuing the policy referred to in clause (C) below (the "Title Insurance Company") shall agree to issue the mortgagee's title insurance policy, excluding the standard survey exception, but including the survey dependent endorsements.

(C)           The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (1) be in an amount reasonably satisfactory to the Administrative Agent; (2) be issued at ordinary rates; (3) insure that the Mortgage insured thereby creates a valid Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as permitted under Section 7.03 hereof; (4) name the Administrative

Agent for the benefit of the Lenders as the insured thereunder; (5) be in the form of ALTA Loan Policy - 2006 (or equivalent policies); (6) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (7) be issued by First American Title Insurance Company. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(D)          If requested by the Administrative Agent and the Mortgaged Property is located in a special flood hazard area under the National Flood Insurance Act of 1968, the Administrative Agent shall have received (1) a policy of flood insurance that (a) covers any parcel of improved real property that is encumbered by the applicable Mortgage, (b) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (c) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (2) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the FRB.

(E)           The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (C) above and a copy of all other material documents affecting the Mortgaged Properties.

(v)           an intellectual property security agreement, in form and substance reasonably satisfactory to the Administrative Agent (together with each other intellectual property security agreement and intellectual property security agreement supplement, in each case as amended, the "Intellectual Property Security Agreement"), duly executed by each U.S. Loan Party, together with evidence that all action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower, Holdings and the other Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)        a favorable opinion of White & Case LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the

Loan Parties and the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent;

(ix)           a certificate signed by a Responsible Officer of the Borrower certifying (A) that there has been no event or circumstance since January 3, 2009 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (B) no action, suit, investigation or proceeding is pending, or to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(x)            a Borrowing Base Certificate signed by a Responsible Officer setting forth a calculation of the Borrowing Base as of the Closing Date, based on information as at January 31, 2010;

(xi)           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties (other than Foreign Subsidiaries) that constitutes Collateral;

(xii) evidence of the receipt by the Borrower in immediately available Dollars of proceeds of the issuance of the First Lien Notes in an aggregate amount not less than $275,000,000;

(xiii) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released;

(xiv) the First Lien Note Intercreditor Agreement duly executed by each of the parties thereto (other than the Administrative Agent) and in form and substance satisfactory to the Administrative Agent;

(xv)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b)           (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Administrative Agent for the benefit of the Lenders on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           After giving effect to all Credit Extensions made on the Closing Date, Excess Availability shall be equal to or greater than 50% of the Borrowing Base set forth in the initial Borrowing Base Certificate delivered by the Borrower pursuant to Section 4.01(a)(x).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each of the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless, in the case of a Lender, the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.01(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)           No Default shall then exist, or shall exist after giving pro forma effect to such proposed Credit Extension and any application of the proceeds thereof (including, without limitation, if such proposed Credit Extension would result in the commencement of an Availability Trigger Period, any Event of Default that would rise under Section 8.01(c) as a result of the Loan Parties' failure to comply with Section 7.01 as of the end of the next quarterly fiscal period ending thereafter).

(c)           The Administrative Agent and, if applicable, the Swing Line Lender and the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the relevant conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings and the Borrower hereby, jointly and severally, represents and warrants to the Administrative Agent, each L/C Issuer and each Lender that:

5.01.        Financial Condition.

(a)           The audited consolidated balance sheets of Holdings and its consolidated subsidiaries as at January 3, 2009, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Holdings' independent auditor (such auditor to be a nationally recognized auditing firm) present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated subsidiaries as at October 4, 2009, and the related unaudited consolidated statements of income and cash flows for the twelve-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarterly period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). During the period from the date of the most recent audited consolidated balance sheet delivered pursuant to this Section 5.01(a) to and including the Closing Date, there has been no Disposition by Holdings of any material part of its business or property except for the sale of all of the issued and outstanding equity securities of C & H Packaging, Inc., a Wisconsin corporation, pursuant to the terms of that certain Stock Purchase Agreement dated December 18, 2009. Without limiting the foregoing, on the Closing Date the AIG Credit Support and the other Fox River Indemnity Arrangements remain in full force and effect as described in Holdings' Form 10-K filing for the fiscal year ended January 3, 2009.

(b)           The unaudited and unadjusted consolidated balance sheet of Holdings and its consolidated Subsidiaries as at January 2, 2010, and the related unaudited unadjusted consolidated statements of income and cash flows for the twelve-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the twelve-month period then ended (subject to year-end audit adjustments). The unaudited and unadjusted financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to normal year-end audit adjustments and the absence of footnotes).

5.02.        No Change.  Since January 3, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.03.        Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.04.        Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan

Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect, (ii) filings required by, or to perfect the security interests granted pursuant to, the various Security Documents and (iii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05.        No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.06.        Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07.        No Default.  Neither Holdings, the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.08.        Ownership of Property; Liens; Insurance. Each of Holdings, the Borrower and their respective Subsidiaries has, except to the extent failure thereof could not reasonably be expected to have a Material Adverse Effect, title in fee simple to, or a valid leasehold interest in, all its real property (as more fully described on Schedule 5.08), and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.03. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (as reasonably determined by the Borrower at the time the insurance is taken) not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.09.        Intellectual Property. Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to own or license such Intellectual Property could not reasonably be expected to have a Material

Adverse Effect. No claim, which could reasonably be expected to have a Material Adverse Effect, has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. To the best of Holdings' and the Borrower's knowledge, the use of Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

5.10.        Taxes. Each of Holdings, the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (to the extent required thereby) have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien (except to the extent permitted pursuant to Section 7.03) has been filed, and, to the knowledge of Holdings and the Borrower, no claim has been asserted, with respect to any such tax, fee or other charge, which Lien or claim, could reasonably be expected to have a Material Adverse Effect.

5.11.        Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the FRB. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of the FRB.

5.12.        Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee wages and employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13.        ERISA.

(a)           Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the Closing Date with respect to any Plan, and as of the Closing Date each Plan has complied in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws and regulations. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the Closing Date, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA which could reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent.

(b)           Favorable determination letters have been received prior to the Closing Date from the Internal Revenue Service with respect to each Plan which at such time is intended to comply with the provisions of Section 401(a) of the Code. Prior to the Closing Date, the ESOP received a favorable determination letter from the IRS that the ESOP is tax-qualified and tax exempt under Sections 401(a) and 501(a), respectively, of the Code and that the ESOP Component is an "employee stock ownership plan", within the meaning of Section 4975(e)(7) of the Code.

(c)           To Holdings' and the Borrower's knowledge, as of the Closing Date neither Holdings nor the Borrower nor any Commonly Controlled Entity, nor any trustee, administrator, or fiduciary of any of the Plans, has (i) engaged in a "prohibited transaction," as that term is defined in Section 4975 of the Code or Section 406 of ERISA, which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower or any Commonly Controlled Entity to any liability for a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, or (ii) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower, or any Commonly Controlled Entity to any liability under Section 502 of ERISA.

5.14.        Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the FRB) that limits its ability to incur Indebtedness, other than with respect to any such regulations of general application to companies generally.

5.15.        Subsidiaries. On the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth in the ESOP Documentation, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any of their Subsidiaries, except as created by the Loan Documents.

5.16.        Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used to (i) finance the repayment of the obligations of the Borrower under the Existing Credit Agreement, (ii) for the issuance of standby letters of credit and (iii) for working capital, Capital Expenditures and general corporate purposes of the Borrower and its Subsidiaries.

5.17.        Environmental Matters.  Except as, in the aggregate (excluding matters set forth on Schedule 5.17 to the extent described therein), could not reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)           no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18.        Accuracy of Information, etc. No statement or information, other than the projections and pro forma financial information, contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the Transactions or the other transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or, in the case of all such information (taken as a whole) furnished on or prior to the Closing Date, omitted to state a material fact necessary to make the statements contained herein or therein at such time, taken as a whole, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the Transactions or the other transactions contemplated hereby and by the other Loan Documents.

5.19.        Security Documents.

(a)           The Guarantee and Collateral Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreements, when stock certificates and related stock powers representing such Pledged Stock are delivered to the Administrative Agent (assuming the Administrative Agent retains possession of such certificates and stock powers in the State of New York; it being understood that if such Pledged Stock is held in a jurisdiction other than the State of New York, the law of such other jurisdiction will govern perfection), and in the case of the other Collateral described in the Guarantee and Collateral Agreements, when financing statements and other filings specified on Schedule 3(a) to the Guarantee and Collateral Agreements in appropriate form are filed in the offices specified on Schedule 3(a) to the Guarantee and Collateral Agreements, to the extent that a security interest therein can be perfected by the filing of a financing statement or by the other filings described in Schedule 3(a) to the Guarantee and Collateral Agreements, the Guarantee and Collateral Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the respective Guarantee and Collateral Agreements), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.03).

(b)           Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein, and when the Mortgages are filed in the offices specified on Schedule 3(b) to the Guarantee and Collateral Agreement, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except as permitted by Section 7.03). Schedule 1.01(c), which lists each parcel of real property in the United States owned in fee simple by Holdings or any of its Subsidiaries as of the Closing Date, shall include a sub-heading for "Mortgaged Properties".

5.20.        Solvency.  The Loan Parties are, taken as a whole, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

5.21.        Senior Indebtedness. The Obligations constitute "Senior Debt" and "Designated Senior Debt" (or any other defined term having a similar purpose) of the Borrower under the Senior Subordinated Note Indenture and any Permitted Refinancing Debt Document. The obligations of each Subsidiary party thereto under its respective Guarantee and Collateral Agreements will constitute "Guarantor Senior Debt" (or any other defined term having a similar purpose) of such Subsidiary under the Senior Subordinated Note Indenture and under any Permitted Refinancing Debt Document (if such Subsidiary is an obligor or guarantor thereunder). There is no other Indebtedness (other than the Obligations) which has been designated as "Designated Senior Debt" (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or for purposes of any Permitted Refinancing Debt Document.

5.22.        Regulation H. As of the Closing Date, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available, and has not been obtained, under the National Flood Insurance Act of 1968.

5.23.        S Corporation Status.

(a)           Prior to the Closing Date, Holdings has qualified and elected to be treated as an "S Corporation" under Subchapter S of the Code, and on the Closing Date each Domestic

Subsidiary of Holdings (other than any such Subsidiary that is an "Ineligible Corporation" under Section 1361(b)(2) of the Code) has qualified and elected to be treated as a "qualified subchapter S subsidiary", in each case for U.S. federal income tax purposes and in accordance with all applicable Requirements of Law.

(b)           Prior to the Closing Date, no Governmental Authority has disputed Holdings' qualification as an "S Corporation" under Subchapter S of the Code, or the qualification of each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an "Ineligible Corporation" under Section 1361(b)(2) of the Code) as a "qualified subchapter S subsidiary", in each case for U.S. federal income tax purposes.

ARTICLE VI

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to the Administrative Agent, any L/C Issuer or any Lender hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.01.        Financial Statements.  Furnish to the Administrative Agent (who shall then distribute such items to each Lender):

(a)           as soon as available (but only if Holdings is no longer required to make such filing with the SEC), but in any event within the earlier of (i) 90 days after the end of each fiscal year of Holdings and (ii) five days after such related filing (if any) with the SEC is due, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLC or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available (but only if Holdings is no longer required to make such filing with the SEC), but in any event within the earlier of (i) 45 days after the end of each quarterly period of each fiscal year of Holdings (including the last quarterly period of such fiscal year), and (ii) five days after such related filing with the SEC is due, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c)           During any Availability Trigger Period, as soon as available, but in any event within 30 days after the end of each of fiscal month (excluding the last fiscal month of each quarterly period in each fiscal year), the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal month and the related unaudited consolidated statements of income and of cash flows for such fiscal month and the portion of the fiscal year through the end of such fiscal month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail, and the financial statement under paragraph (a) and (b) above shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for the absence of footnotes in the quarterly statements and as approved by such accountants or officer, as the case may be, and disclosed therein). In regard to subsections (a), (b) and (c) of this Section 6.01, the filing of Forms 10-Q and 10-K with the SEC shall constitute delivery for purposes thereof (and shall satisfy the information requirements of Section 6.01(a) or (b) above, as the case may be, and satisfy the time requirements thereof if filed within the time period required thereby); however, electronic copies of such reports must still be delivered to the Administrative Agent.

6.02.        Certificates; Other Information. Furnish to the Administrative Agent (who shall then distribute such items to each Lender):

(a)           concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer of Holdings or the Borrower stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of the financial statements delivered pursuant to subsections (a) and, only with respect to the first three quarterly fiscal periods of any fiscal year, (b) of Section 6.01, a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (iii) in the case of annual financial statements, (x) a listing of any Asset Sale consummated or entered into during the relevant fiscal year, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any registered trademarks, patents and copyrights acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date) and (z) annual insurance certificate updates;

(b)           as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by such Responsible Officer to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect at the time provided;

(c)           on February 10, 2010 and within 10 Business Days of the end of each fiscal month ending thereafter, a Borrowing Base Certificate (together with supporting information required to be attached thereto) setting forth (i) the Borrowing Base as of the last day of the preceding fiscal month, (ii) Average Excess Availability for the preceding month and (iii) the Adjusted Borrowing Base amount as of the last day of the preceding fiscal month; provided, that, during any Availability Trigger Period, in addition to each monthly Borrowing Base Certificate, the Borrower shall deliver a Borrowing Base Certificate (together with any supporting information required to be attached thereto) on a weekly basis (assuming for such purposes a week that commences on a Monday and ends on a Sunday) setting forth the Borrowing Base as of the last day of the preceding week, in each case within 3 days after the end of the prior week;

(d)           promptly upon obtaining knowledge of any such event, circumstance or change, a written notice of any event, circumstance or change that has occurred since the delivery of the most recent Borrowing Base Certificate in accordance with the terms of this Agreement that would materially reduce the aggregate amount of the Eligible Accounts or the Eligible Inventory or result in a material portion of the Eligible Accounts reflected thereon ceasing to be Eligible Accounts or a material portion of the Eligible Inventory reflected thereon ceasing to the Eligible Inventory;

(e)           in the event that the Borrower is no longer required to make periodic Form 10-Q and 10-K filings with the SEC, together with delivery of the respective financial statements pursuant to Section 6.01, within 45 days after the end of each of the first three fiscal quarters of the fiscal year of Holdings and within 90 days after the end of the last fiscal quarter of the fiscal year of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(f)            no later than 10 Business Days prior to the effectiveness thereof (or, if such 10 Business Day prior notice is not reasonably possible, 5 Business Days or such shorter period as may be acceptable to the Administrative Agent), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the First Lien Note Indenture, the Second Lien Note Indenture, the Senior Subordinated Note Indenture, the Senior Unsecured Note Indenture, any Permitted Refinancing Debt Document, the ESOP Documentation or, to the extent relating to indemnity provisions, the Acquisition Documentation (including, without limitation, the Fox River Indemnity Arrangements);

(g)           without duplication of materials required elsewhere in this Agreement, within five days after the same are sent, copies of all (i) compliance certificates and similar reports that Holdings or the Borrower sends to the holders of any class of its debt securities having an aggregate outstanding principal amount in excess of $20,000,000 and (ii) reports and registration statements (if any) which Holdings or the Borrower is required to file with the SEC;

(h)           to the extent permitted by law, during January of each year a summary valuation analysis, prepared by an independent third party engaged by the trustee for the ESOP, with respect to the valuation of the common stock of Holdings owned by the ESOP as of a date at or near the end of the prior year, together with supporting commentary, such analysis and commentary to be in a form reasonably consistent with the analysis and commentary delivered to the Administrative Agent prior to the Closing Date;

(i)            promptly upon obtaining knowledge of any such event, a written notice of the implementation by the applicable insurance carrier under any policy of insurance in effect with respect to any Collateral of any suspension of coverage thereunder with respect to any item of Collateral;

(j)            promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on

IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC"' are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

6.03.        Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (y) would not have a Material Adverse Effect.

6.04.        Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05.        Maintenance of Property; Insurance. (a) Keep all property (other than property that is the subject of a Recovery Event) useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies (as reasonably determined by the Borrower at the time the insurance is obtained) insurance on all its property in at least such amounts (after giving effect to any self-insurance compatible with the following standards) and against at least such risks (but including in any event general liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06.        Inspection of Property; Books and Records; Discussions.

(a)           Keep, and cause each of its Subsidiaries to keep, books of record and account in a manner sufficient to permit the preparation of financial statements in accordance with GAAP and all material Requirements of Law. The Borrower will, and will cause each Loan Party to, permit any representatives designated by the Administrative Agent (who may be accompanied by a representative of any Lender at such Lender's expense), upon reasonable prior notice and during normal working hours, no more frequently than annually, except if an Event of Default shall have occurred and be continuing, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants.

(b)           The Administrative Agent shall be entitled to conduct, on reasonable prior notice and during normal working hours, periodic field examinations of the books and records relating to the Accounts of the Borrower and the Inventory of the Borrower, in each case to ensure the adequacy of the Collateral that constitutes the Borrowing Base and the related reporting and control systems; provided, that, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be limited (i) in the first twelve-calendar-month period following the Closing Date, to two such field examinations, and (ii) in each twelve-calendar-month period thereafter, to one (or, at the Administrative Agent's option, two) such field examinations.

(c)           At any time that the Administrative Agent requests, the Borrower will provide the Administrative Agent with appraisals or updates thereof of its Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, in each case in its Permitted Discretion, and such appraisals or updates, as the case may be, will include information required by applicable law and regulations; provided, that, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be limited (i) in the first twelve-calendar-month period following the Closing Date, to two such appraisals, and (ii) in each twelve-calendar-month period thereafter, to one (or, at the Administrative Agent's option, two) such appraisal. Each such appraisal shall be at the sole cost and expense of the Borrower.

(d)           Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, field examination and/or appraisal pursuant to this Section 6.06, may prepare (or have prepared) and distribute to the Lenders reports pertaining to the Borrower's and the other Loan Parties' assets for internal use by the Administrative Agent and the Lenders.

6.07.        Notices. Promptly give notice to the Administrative Agent, and each Lender upon any Responsible Officer becoming aware of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)           the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in each case, to the extent such event or proceeding (x) is expected to result in a material change in the ESOP or ERISA disclosures contained in Holdings' next 10-Q or 10-K filing (as compared to the most recent 10-Q or 10-K filing), or (y) to the extent Holdings is no longer subject to the SEC filing requirements, is of comparable materiality;

(d)           any material notice received by a Group Member related to the commencement of, or any material development in, any litigation or proceeding affecting any Group Member, in connection with any applicable Environmental Laws or Environmental Liability, to the extent such litigation or proceeding (i) is expected to result in a material change in the environmental liability disclosures in Holdings' next 10-Q or 10-K filing, or (ii) to the extent Holdings is no longer subject to the SEC filing requirements, is of comparable materiality;

(e)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Group Member; (ii) any dispute, litigation, investigation, proceeding or suspension between any Group member and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Group Member (other than pursuant to Environmental Laws); and

(f)            as required under the Guarantee and Collateral Agreements:

(i)            notice upon the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created by the Guarantee and Collateral Agreements;

(ii)           a copy of each material demand, notice or document received by it that challenges the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables (as defined in the Guarantee and Collateral Agreements);

(iii)          notice if it knows that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding any Loan Party's ownership of, or the validity of, any Intellectual Property or such Loan Party's right to register the same or to own and maintain the same, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral; and

(iv)          in the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, the applicable Loan Party after it learns thereof, to the extent such Intellectual Property is material to the aggregate value of the Collateral.

Each notice pursuant to this Section 6.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.08.        Environmental Laws.

(a)           Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to take such actions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to take such actions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09.        Additional Collateral, etc.

(a)           With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.03(f), (g), (p) and (r)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the either of the Guarantee and Collateral Agreements or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens permitted by Section 7.03), including the filing of Uniform Commercial Code financing statements or the making of such other filings or recordings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or by law or as may be requested by the Administrative Agent.

(b)           With respect to any fee interest in any real property having an insured value (including with respect to improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Loan Party (other than (y) any such real property subject to a Lien expressly permitted by Section 7.03(f), (g), (p) and (r), promptly (i) execute and deliver a second priority (or, if no Indebtedness evidenced by First Lien Notes or Permitted Refinancing Debt in respect thereof is then outstanding, first priority) Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title, flood and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent), as well as a current ALTA survey thereof (or an existing survey (without update), together with an affidavit of no change, so long as Title Insurance Company shall agree to issue the mortgagee's title insurance policy, excluding the standard survey exception, but including the survey dependent endorsements), together with a surveyor's certificate or, in the case of real property located in any jurisdiction outside the United States, any similar documentation relevant to such jurisdiction and (y) to the extent obtainable using commercially reasonable efforts, any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           Subject to paragraph (d) below, with respect to any new wholly-owned Domestic Subsidiary, or wholly-owned Foreign Subsidiary organized under the laws of Canada or any of its provinces, organized or acquired after the Closing Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to either of the Guarantee and Collateral Agreements or other applicable Security Documents, or such new Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause any such new wholly-owned Domestic Subsidiary (A) to become a party to either of the Guarantee and Collateral Agreements, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreements prior and superior in right to any other Person (except Liens permitted by Section 7.03) with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by either of the Guarantee and Collateral Agreements or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit G, with appropriate insertions and attachments, (iv) cause any such new Foreign Subsidiary organized under the laws of Canada or any of its provinces, (A) to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement or other applicable Security Document pursuant to which such Foreign Subsidiary shall guarantee the Obligations, (B) to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement or other applicable Security Document as the Administrative Agent deems necessary or advisable to grant a Lien to the Administrative Agent, for the benefit of the Lenders, on all property of such Foreign Subsidiary to secure payment of the Obligations, (C) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreements or other applicable Security Document delivered pursuant to the foregoing clause (B) prior and superior in right to any other Person (except Liens permitted by Section 7.03) with respect to such new Subsidiary, including such filings or other recordings in such jurisdictions as may be required by the Guarantee and Collateral Agreements or other applicable Security Document or by law or as may be reasonably requested by the Administrative Agent, and (D) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit G, with appropriate insertions and attachments, with such modifications relevant to the jurisdiction of such Foreign Subsidiary, as may be requested by the Administrative Agent, and (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           Notwithstanding anything in this Section 6.09 to the contrary, no Subsidiary shall provide a guarantee of or a lien over any of its assets to secure all or any portion of the Borrower's obligations under the Senior Subordinated Notes, Senior Unsecured Notes, First Lien Notes, Second Lien Notes or any Permitted Refinancing Debt Document unless, prior to or concurrently therewith, such Subsidiary complies with the requirements of Section 6.09(c).

6.10.        Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.11.        ERISA.

(a)           In the case of Holdings, promptly contribute, loan or repay to the Borrower all cash received by it (including, without limitation, from the ESOP but excluding any cash received by it which is forthwith remitted to the ESOP pursuant to transactions which do not violate the provisions of this Agreement or used to pay amounts owing or payable by Holdings in connection with its activities which do not violate this Agreement) unless permitted to be retained by Holdings in accordance with Section 7.16.

(b)           Take all actions necessary to preserve the existence of the ESOP and to maintain its tax-qualified status under Sections 401(a) and 501(a), or successor provisions, respectively, of the Code and the ESOP Component's status as an employee stock ownership plan; and administer the ESOP in compliance in all material respects with the terms of the ESOP and the provisions of the Code and ERISA, as applicable to the ESOP, and make any remedial amendments required by the IRS within the time period allowed for the amendments.

6.12.        Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any material Law or of any Loan Document.

ARTICLE VII

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to the Administrative Agent, any L/C Issuer or any Lender hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.01.        Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as determined as of March 31, 2010 and the last day of each fiscal quarter of Holdings ending thereafter for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01(b), in each case for the four (4) fiscal quarters of Holdings ending on such date, to be less than 1.10 to 1.00; provided, that, if the Availability Trigger Percentage with respect to every fiscal month ending in any fiscal quarter, is greater than 20%, Holdings and the Borrower shall not be required to comply with the foregoing financial covenant as of the last day of such fiscal quarter (it being understood that, if the Availability Trigger Percentage with respect to any fiscal month ending in any fiscal quarter is equal to or less than 20%, Holdings and the Borrower shall be required to comply with the foregoing financial covenant as of the end of such fiscal quarter).

7.02.        Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness (i) of Holdings or the Borrower to any of their respective Subsidiaries, (ii) of the Borrower or any Subsidiary that is a Guarantor to Holdings, the Borrower or any other Subsidiary, (iii) of any Non-Guarantor to any Non-Guarantor, (iv) of any Non-Guarantor to Holdings, the Borrower or any other Subsidiary that is a Guarantor, and (v) resulting from ESOP related loans and advances permitted by Section 7.07(g); provided, that, in each case, any such Indebtedness described in the foregoing clauses (i) through (iv) incurred by a Loan Party to a Group Member that is not a Loan Party is expressly subordinated to the prior payment in full in cash of the Obligations; and, provided, further, that, the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(iv), when added to the sum of (A) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (B) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), (C) the aggregate net book value of assets disposed of pursuant to Section 7.04(b)(ii), and (D) the aggregate outstanding amount of Investments made pursuant to Section 7.07(f), shall not exceed $30,000,000 at any one time;

(c)           Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of (i) obligations of the Borrower and any Subsidiary that is a Guarantor and (ii) any Non-Guarantor; provided, that, the aggregate amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(iv), (B) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), (C) the aggregate net book value of assets disposed of pursuant to Section 7.04(b)(ii), and (D) the aggregate outstanding amount of Investments made pursuant to Section 7.07(f), shall not exceed $30,000,000 at any one time;

(d)           Permitted Existing Debt (excluding such Indebtedness referenced in clauses (f), and (g) in this section) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.03(g) in an aggregate principal amount not to exceed the greater of $25,000,000 and 3.0% of Consolidated Tangible Assets (measured as of the most recent quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a)) at any one time outstanding;

(f)            (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes, together with any Permitted Refinancing Debt in connection therewith, in an aggregate principal amount not to exceed $32,195,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness, provided, that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes or the applicable Permitted Refinancing Debt, as the case may be;

(g)           (i) Indebtedness of the Borrower in respect of the Senior Unsecured Notes, together with any Permitted Refinancing Debt in connection therewith, in an aggregate principal amount not to exceed $17,491,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness;

(h)           Hedge Agreements (a) in respect of Indebtedness otherwise permitted hereby that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes, (b) in respect of foreign currency exposure of any Group Member or in respect of energy, raw materials and/or commodities, so long as, in each case, such agreements are entered into in the ordinary course of business and not for speculative purposes and (c) Guarantee Obligations of Holdings and any other Loan Party in respect of such Indebtedness;

(i)            Indebtedness under the AWA Environmental Indemnity Agreement; provided that such Indebtedness is recourse only to the property described in Section 7.03(i);

(j)            Guarantee Obligations of the Borrower with respect to obligations of Holdings pursuant to the AWA Environmental Indemnity Agreement;

(k)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(l)            Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds and surety bonds incurred in the ordinary course of business;

(m)          Indebtedness of the Borrower or any Subsidiary of the Borrower arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(n)           additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding;

(o)           Indebtedness of one or more Loan Parties incurred in connection with the Ohio Department of Development financing for the Borrower's finishing area project investment and additional related investments at West Carrolton, Ohio plant, and any subsequent refinancings thereof; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (r) shall not exceed $12,500,000;

(p)           Indebtedness of the Borrower or any Loan Party in respect of Cash Management Agreements entered into in the ordinary course of business and Guarantee Obligations of Holdings and any Loan Party in respect of such Indebtedness;

(q)           (i) Indebtedness of the Borrower in respect of the First Lien Notes, together with any Permitted Refinancing Debt in connection therewith, in an aggregate principal amount not to exceed $305,000,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness; and

(r)            (i) Indebtedness of the Borrower in respect of the Second Lien Notes, together with any Permitted Refinancing Debt in connection therewith, in an aggregate principal amount not to exceed $161,766,000 (exclusive of any interest paid and accrued in kind and added to the principal amount thereof) and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness.

7.03.        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes or assessments not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)            Liens in existence on the date hereof listed on Schedule 7.03, securing Indebtedness permitted by Section 7.02(d); provided that no such Lien is spread or otherwise extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.02(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created simultaneously with, or within 120 days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)           Liens created pursuant to the Security Documents;

(i)            Liens on rights to "Recovery" in favor of AWA pursuant to and as defined in the AWA Environmental Indemnity Agreement and the API Environmental Indemnity Agreement;

(j)            any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k)           Liens arising from judgments, decrees or attachments except to the extent that they give rise to an Event of Default;

(l)            licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

(m)          Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Lien covers only the goods being imported;

(n)           Liens on the assets of a Non-Guarantor securing Indebtedness incurred by such Non-Guarantor pursuant to Section 7.02(n);

(o)           Liens existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or on any asset of any Person that becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary and (ii) such Lien shall not apply to any other assets;

(p)           Liens securing Indebtedness permitted to be incurred pursuant to Section 7.02(o), which Liens shall extend only to the equipment and other related personal property which is being financed by such Indebtedness;

(q)           Liens not otherwise permitted by this Section so long as (i) the aggregate outstanding principal amount of the obligations secured thereby does not exceed $20,000,000 at any one time outstanding and (ii) the aggregate fair market value (as reasonably determined by the Borrower as of the date the respective Lien is incurred) of the assets subject thereto does not exceed (as to the Borrower and all Subsidiaries) $25,000,000 at any one time;

(r)            all exceptions to the title polices delivered pursuant to Section 4.01(a)(iv) or Section 6.09(b);

(s)           Liens, if any, in favor of an L/C Issuer and/or Swing Line Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder;

(t)            to the extent such Liens are permitted under, and subject to, the First Lien Note Intercreditor Agreement, Liens securing Indebtedness under the First Lien Note Documents and any Permitted Refinancing Debt in respect thereof; and

(u)           to the extent such Liens are permitted under, and subject to, the Second Lien Note Intercreditor Agreement, Liens securing Indebtedness under the Second Lien Note Documents and any Permitted Refinancing Debt in respect thereof.

7.04.        Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)           any Subsidiary of the Borrower may be merged, consolidated or amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any Guarantor (provided that a Guarantor shall be the continuing or surviving corporation), (iii) with or into any Non-Guarantor, provided, that, the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(iv), (B) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (C) the aggregate net book value of assets disposed of pursuant to Section 7.04(b)(ii), and (D) the aggregate outstanding amount of Investments made pursuant to Section 7.07(f) shall not exceed $30,000,000 at any one time;

(b)           any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any Guarantor, (ii) to any Non-Guarantor, or (iii) to any other Person in connection with a Disposition permitted pursuant to Section 7.05; provided, that, the aggregate net book value of assets disposed of pursuant to Section 7.04(b)(ii), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(iv), (B) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (C) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), and (D) the aggregate outstanding amount of Investments made and outstanding pursuant to Section 7.07(f) shall not exceed $30,000,000 at any one time;

(c)           subject to Section 6.09, any Subsidiary of the Borrower merge with any other Person to effect an Investment permitted pursuant to Section 7.07(f) or (k); and

(d)           any Non-Guarantor may merge with or into any other Non-Guarantor.

7.05.        Disposition of Property. Voluntarily Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

(a)           the Disposition of obsolete or worn out property or other assets no longer used or useful (as reasonably determined by the Borrower and giving effect to its business plans) in the business of the Borrower and its Subsidiaries in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business;

(c)           Dispositions permitted by Sections 7.04, 7.06 and 7.07;

(d)           the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Guarantor;

(e)           the Disposition of other property having a fair market value not to exceed the greater of $25,000,000 or 3% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrower; and

(f)            the sale of Non-Guarantors or the assets of Non-Guarantors.

7.06.        Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

(a)           any Subsidiary may make Restricted Payments to the Borrower and any Subsidiary that is a Guarantor, and to any other Persons that directly own a Capital Stock in such

Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b)           so long as no Event of Default has occurred and is continuing under Section 8.01(a) or Section 8.01(f) or would result therefrom, Subsidiaries of Holdings may make Restricted Payments to permit Holdings (and Holdings shall be permitted) (i) to make Restricted Payments to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP to the extent representing hardship (with "hardship" being determined in accordance with the Code and the ESOP Documentation) distributions to the participants in the ESOP in accordance with the Code and the ESOP Documentation; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (b)(i) shall not exceed $2,000,000 in any fiscal year of Holdings; (ii) to make Restricted Payments to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon (x) the election of such participants to diversify a portion of the common stock held in the account eligible for diversification under section 401(a)(28) of the Code (or any relevant successor provision) and/or (y) the death, disability, resignation, dismissal or permanent layoff of such participants and/or (z) pursuant to a qualified domestic relation order under Section 414(p) of the Code, so long as the aggregate amount of the Restricted Payments then being made pursuant to this clause (b)(ii), when aggregated with all other such Restricted Payments made pursuant to this clause (b)(ii) during the same fiscal quarter and during the three immediately preceding fiscal quarters, would not exceed $45,000,000; and (iii) to the extent such Restricted Payments would be permitted under (x) Section 4.07(a) of the Second Lien Note Indenture as in effect on the date hereof, and Section 4.07(a) of the First Lien Note Indenture as in effect on the date hereof, and (in each case taking into account any Investments made pursuant to Section 7.07(l)), to make other Restricted Payments to, or in connection with, the ESOP or the ESOP Documentation.

(c)           Subsidiaries of Holdings may pay dividends to permit Holdings or any of its Subsidiaries to (i) pay corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes that are due and payable by Holdings and or any of its Subsidiaries as part of a consolidated group;

(d)           the Borrower and its Subsidiaries may make other Restricted Payments (without duplication of amounts on-dividended) not to exceed (i) $3,000,000 in the aggregate during any fiscal year of the Borrower and (ii) $12,000,000 in the aggregate over the term of this Agreement;

(e)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or Holdings may make Restricted Payments to repurchase common stock issued to the ESOP in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower or Holdings (other than Disqualified Capital Stock) or from the substantially concurrent contribution of common equity capital to the Borrower or Holdings; and

(f)            so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make distributions to permit Holdings to repay intercompany loans so long as the amount of any such distribution is simultaneously netted against amounts owing to the Borrower under such loans and no cash is paid as a result of any such distribution.

7.07.        Investments. Make Investments except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           investments in Cash Equivalents;

(c)           Indebtedness and Guarantee Obligations permitted by Section 7.02;

(d)           (i) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding and (ii) additional loans or advances to newly-hired employees of any Group Member of the Borrower in the ordinary course of business for the purpose of paying relocation expenses of such employees in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(e)           intercompany Investments by any Group Member in Holdings, the Borrower or any Subsidiary of the Borrower that, prior to such Investment, is a Guarantor;

(f)            So long as no Event of Default shall have occurred and be continuing, Investments by the Borrower or any of its Subsidiaries in any Person that, prior to such Investment, is not a Guarantor; provided, that, the aggregate Investments made pursuant to this Section 7.07(f) (valued at cost net of returns on such Investments actually received in cash by the Loan Parties), when added to the sum of (A) the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 7.02(b)(iv), (B) the aggregate outstanding amount of all Guarantee Obligations incurred pursuant to Section 7.02(c)(ii), (C) the aggregate net book value of the assets of any Loan Party subject to any merger, consolidation or amalgamation consummated pursuant to Section 7.04(a)(iii), and (D) the aggregate net book value of assets of any Loan Party disposed of pursuant to Section 7.04(b)(ii), shall not exceed $30,000,000 at any one time;

(g)           so long as (x) no Event of Default has occurred and is continuing under Section 8.01(a) or Section 8.01(f) or would result therefrom and (y) such Investment would be permitted under Section 7.06 if it were deemed a "Restricted Payment" (until repaid), short-term loans and advances (to be repaid in no more than 180 days) by (i) the Borrower to Holdings to permit Holdings (and Holdings shall be permitted) (A) to satisfy its obligation to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon the death, disability or termination of employment of such participants or upon the exercise by any such participant of his or her diversification rights under the ESOP Documentation, (B) to make loans to the ESOP to permit the ESOP to make loans to participants in the ESOP in accordance with the ESOP Documentation and (C) to provide funds to the ESOP to permit the ESOP to fund hardship distributions to participants in the ESOP in accordance with the ESOP Documentation and (ii) Holdings, the Borrower or any Subsidiary to the ESOP to permit the ESOP (and the ESOP shall be permitted) to satisfy its or Holdings' obligations to repurchase common stock pursuant to the ESOP Documentation;

(h)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i)            non-cash consideration issued to the Borrower or any of its Subsidiaries by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 7.05 in an aggregate amount not to exceed, in connection with all Asset Sales theretofore effected after the Closing Date, 25% of the aggregate fair market value of the property subject to such Asset Sales;

(j)            Guarantee Obligations of customary indemnities and insurance for directors and officers of any Group Member; and

(k)           additional Investments to the extent such Investment, together with all Restricted Payments made pursuant to Section 7.06(b)(iii), would be permitted under (x) Section 4.07(a) of the Second Lien Note Indenture as in effect on the date hereof and (y) Section 4.07(a) of the First Lien Note Indenture as in effect on the date hereof.

7.08.Prepayments and Modifications of Certain Debt Instruments.

(a)           Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Unsecured Notes, the Senior Subordinated Notes, the Second Lien Notes or any Permitted Refinancing Debt with respect to any of the foregoing (it being understood that this Section 7.08(a) shall not apply to (x) the payment of any such Indebtedness at the maturity thereof or (y) the First Lien Notes or any Permitted Refinancing Debt with respect to the First Lien Notes), or enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Unsecured Notes, the Senior Subordinated Notes or the Second Lien Notes or any Permitted Refinancing Debt with respect thereto, other than (A) the refinancing of any Senior Subordinated Notes, Senior Unsecured Notes or Second Lien Notes, in each case with applicable Permitted Refinancing Debt, and (B) the payment, prepayment, repurchase or redemption of the Senior Subordinated Notes, Senior Unsecured Notes, Second Lien Notes, and any Permitted Refinancing Debt with respect thereto, so long as the aggregate principal amount of the Senior Subordinated Notes, Senior Unsecured Notes, Second Lien Notes, and Permitted Refinancing Debt with respect thereto repaid, prepaid, repurchased or redeemed shall not exceed (x) $35,000,000, in any fiscal year, and (y) $50,000,000 in the aggregate after the Closing Date, provided, that in each case under the foregoing clauses (A) and (B), before and after giving effect to such refinancing payment, repurchase or redemption, as the case may be, no Default or Event of Default shall have occurred and be continuing;

(b)           amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes, the Senior Subordinated Notes, the First Lien Notes, the Second Lien Notes or any Permitted Refinancing Debt with respect thereto (other than any such amendment, modification, waiver or other change that is not materially adverse to the Lenders (it being understood and agreed that an increase of greater than 2.00% to the existing cash interest rate or other yield provisions is materially adverse to the Lenders so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder)) and that, in any event, would not result in such Indebtedness being unable to qualify as Permitted Refinancing Indebtedness if it were newly issued; or

(c)           designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Debt" (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or any applicable Permitted Refinancing Debt Document.

7.09.        Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower, any other Guarantor or any Wholly Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate; provided that the following shall in any event be permitted: (i) the arrangements contemplated by the Fox River Indemnity Arrangements; (ii) customary fees paid to non-officer directors of Holdings and its Subsidiaries; (iii) employment agreements, employee benefit plans, indemnification provisions, equity incentive plans and other similar compensatory arrangements entered into by Holdings and its Subsidiaries with officers and directors of Holdings and its Subsidiaries in the ordinary course of business, in each case to the extent that such transactions are otherwise permitted by this Agreement; (iv) transactions with the ESOP and pursuant to the ESOP Documentation and the terms hereof, (v) transactions permitted pursuant to Section 7.04, 7.06 and 7.07 and (vi) transactions among Holdings and its Subsidiaries to the extent otherwise permitted under this Agreement.

7.10.        Changes in Fiscal Periods. Permit the fiscal year of Holdings to be other than the 52-week or 53-week period ending the Saturday nearest December 31 or change Holdings' method of determining fiscal quarters.

7.11.        Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than restrictions existing under or by reason of (a) applicable law, (b) this Agreement and the other Loan Documents, (c) the First Lien Note Indenture, (d) the Second Lien Note Indenture, (e) the Senior Unsecured Note Indenture, (f) the Senior Subordinated Note Indenture, (g) any Permitted Refinancing Debt Document, (h) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings, (i) customary provisions restricting assignment of any licensing agreement entered into by Holdings or any Subsidiary of Holdings in the ordinary course of business, and (j) any agreements governing any Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens).

7.12.        Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement or the other Loan Documents, (ii) applicable law, (iii) the First Lien Note Indenture, (iv) the Second Lien Note Indenture, (v) the Senior Unsecured Note Indenture, (vi) the Senior Subordinated Note Indenture, (vii) any Permitted Refinancing Debt Document, (viii) the debt agreements in connection with Indebtedness permitted under Section 7.02, (ix) any agreements governing any Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens), or (x) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.13.Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or complementary thereto.

7.14.        Material Agreements. (a) Amend, supplement or otherwise modify, or permit the amendment, supplement or modification of, (pursuant to a waiver, endorsement or otherwise) the terms and conditions of (i) the Fox River Indemnity Arrangements without the consent of the Required Lenders (other than to the extent necessary to change a notice address or to cure any ambiguity, defect or inconsistency in a manner not adverse to the Lenders in any material respect) or (ii) the other indemnities and licenses furnished to Holdings or any of its Subsidiaries pursuant to the Acquisition Documentation (other than the Fox River Indemnity Arrangements) such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto, (b) deliver, or vote any of Capital Stock owned by it in favor of the delivery of, any election of "Reduced Cumulative Limits" (under and as defined in the AIG Credit Support) except with the consent of the Administrative Agent or (c) assign any of its rights under the Fox River Indemnity Arrangements without the consent of the Required Lenders.

7.15.        S Corporation Status. Take, or fail to take, any action that would terminate, or could reasonably be expected to lead to the termination of, Holdings' qualification as an "S Corporation" under Subchapter S of the Code, or the qualification of each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an "Ineligible Corporation" under Section 1361(b)(2) of the Code) as a "qualified subchapter S subsidiary", in each case for U.S. federal income tax purposes.

7.16.        Holding Company Status. In the case of Holdings, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to (x) its direct or indirect ownership of the Capital Stock of the Borrower, (y) its ownership by the ESOP and transactions related to the ESOP and pursuant to the ESOP Documentation or (z) to the exercise of its rights and remedies under the Acquisition Documentation, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) obligations arising by operation of the ESOP Documentation, (ii) nonconsensual obligations imposed by operation of law, (iii) pursuant to the Loan Documents to which it is a party, (iv) Indebtedness permitted under clauses (b), (f), (g), (h), (i), (k), (p), (q) and (r) of Section 7.02, and (v) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made to Holdings in accordance with Section 7.06 or loans or advances to or by Holdings in accordance with Section 7.07 pending any required application in the manner contemplated by said Sections) and cash equivalents) other than the direct ownership of shares of Capital Stock of the Borrower, as the case may be.

7.17.        PDC Capital Corporation. In the case of PDC Capital Corporation, conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business, or operations other than those incidental to its obligations under the Bermuda Company Agreements.

7.18.        ESOP Amendments. Amend or terminate the ESOP without the prior written consent of the Administrative Agent, not to be unreasonably withheld, except that the Borrower or Holdings may amend the ESOP (a) to the extent required by the Internal Revenue Service in order to obtain a favorable determination letter with respect to the ESOP, (b) to comply with changes in the law, (c) to incorporate administrative and non-economic changes and (d) to incorporate other changes so long as, with respect to this clause (d), the Borrower in good faith determines that such changes could not singly or in the aggregate reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01.        Events of Default. If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of (A) any agreement contained in Sections 6.01, 6.02, 6.03, 6.04(a) (with respect to Holdings and the Borrower only), 6.05, 6.06, Section 6.07(a), 6.08, 6.09, or 6.10 or in Section 7 of this Agreement or (B) any agreement contained in Sections 6.07(b), (c), (d), (e) and (f) and, with respect to a default referenced in this clause (B), such default shall continue unremedied for a period of 10 days; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice to the Borrower from the Administrative Agent or any Lender and (ii) delivery by a Loan Party of a default notice pursuant to Section 6.07(a); or

(e)           any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (excluding (x) a change of control event, which is covered separately under Section 8.01(k) and (y) an asset sale or similar event in the ordinary course of business that requires Indebtedness to become due prior to its stated maturity, but in the case of this clause (y) only to the extent the amount becoming due is actually repaid), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless the same occurs with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)            (i)            any Loan Party shall commence any case, proceeding or other action (A) under any Debtor Relief Law or under any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i)            any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage or not fully covered by the AIG Credit Support) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)            any of the Security Documents shall cease, for any reason, to be in full force and effect (except in accordance with the terms thereof), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market or book value in excess of $2,500,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            the guarantee contained in Section 2 of each of the Guarantee and Collateral Agreements shall cease, for any reason (except if such release is in accordance with the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(k)           (i)            the ESOP shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (ii) the ESOP Trust shall cease to own of record and beneficially greater than 50% of the outstanding Capital Stock of Holdings; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower, free and clear of all consensual Liens (except Liens created by the Guarantee and Collateral Agreements); (iv) the board of directors of either Holdings or the Borrower shall cease to include two independent directors; or (v) a Specified Change of Control shall occur; or

(l)            the Senior Subordinated Notes or the guarantees thereof, or any related Permitted Refinancing Debt or the guarantees thereof, so long as such Indebtedness is outstanding, shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiaries party thereto under the Guarantee and Collateral Agreements, as provided in the Senior Subordinated Note Indenture or any related Permitted Refinancing Debt Document, as the case may, or any Loan Party, any Affiliate of any Loan Party, the trustee or agent in respect of the Senior Subordinated Notes or any related Permitted Refinancing Debt Document, or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes or any related Permitted Refinancing Debt, as the case may be, shall so assert; or

(m)          (i)            AWA shall default in the observance or performance of any agreement contained in the AWA Environmental Indemnity Agreement (after giving effect to any credit support provided with respect to such default pursuant to the AIG Credit Support), where such default, singly or in the aggregate with all other such defaults, if any, could reasonably be expected to have a Material Adverse Effect, (ii) any of the Fox River Indemnity Arrangements shall be terminated, held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any party thereto, or any Person acting on behalf of any party thereto, shall deny or disaffirm its obligations under any of the Fox River Indemnity Arrangements or the Lien created by the Bermuda Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby, (iii) any party (other than a Group Member) shall otherwise default in the observance or performance of any material agreement contained in the Acquisition Documentation after giving effect to any applicable cure period, where such default, singly or in the aggregate with all other such defaults, if any, could reasonably be expected to have a Material Adverse Effect, (iv) any party shall default in the observance or performance of any agreement contained in the Bermuda Company Agreements, where such default, singly or in the aggregate with all other such defaults, if any, could reasonably be expected to have a Material Adverse Effect, or (v) NCR Corp. shall default in the observance or performance of any agreement contained in the NCR Agreements, where such default, singly or in the aggregate with all other such defaults, if any, could reasonably be expected to have a Material Adverse Effect; or

(n)           the First Lien Note Intercreditor Agreement or any provision thereof shall cease to be in full force and effect, or any Lien securing or purporting to secure Indebtedness or other obligations owing under the First Lien Note Documents shall, for any reason, cease to be subordinated to the extent required pursuant to the terms and provisions of the First Lien Note Intercreditor Agreement to the Lien created under the Security Documents securing the RCF Obligations under, and as defined in, the First Lien Note Intercreditor Agreement;

(o)           the Second Lien Note Intercreditor Agreement or any provision thereof shall cease to be in full force and effect, or any Lien securing or purporting to secure Indebtedness or other obligations owing under the Second Lien Note Documents shall, for any reason, cease to be subordinated to the Lien created under the Security Documents securing the First-Lien Obligations under, and as defined in, the Second Lien Note Intercreditor Agreement; or

(p)           the trustee of the ESOP shall at any time fail to be an independent institutional third-party fiduciary;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the L/C Obligations in accordance with the other provisions of this Agreement. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.02.        Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in clause (A) at the end of Section 8.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, Secured Hedge Agreements (calculated in accordance with the applicable Hedge Termination Value) and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01.        Appointment and Authority.

(a)           Each of the Lenders and L/C Issuers hereby irrevocably appoints Fifth Third to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

9.02.        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06.        Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Fifth Third as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07.        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.        No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09.        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.10.        Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing in accordance with Section 10.01, or (iv) by a Guarantor that is released pursuant to clause (b) below;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03(f), (g), (n), (o), (p) or (r).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01.      Amendments, Etc. Except as provided in Section 2.14 with respect to any increase in the Facility, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;

(b)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment pursuant to Section 2.05(b);

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the interest rate specified in Section 2.08(b) or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the interest rate specified in Section 2.08(b);

(d)           change Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby;

(e)           change (i) any provision of this Section 10.01, (ii) the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or (iii) without the written consent of Lenders holding more than 75% of the sum of the (x) Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes hereof) and (y) aggregate unused Commitments), the definitions of "Eligible Accounts," "Eligible Inventory" or "Borrowing Base" (including the advance rates referenced therein and any defined term used therein relevant to the determination of the Borrowing Base);

(f)            release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter, any Secured Hedge Agreement, and any Secured Cash Management Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or the Lenders required pursuant to Section 10.01(e)(iii)) and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (including mandatory prepayments) with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

10.02.      Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Holdings, the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Administrative Agent, the L/C Issuers or the Lenders. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.      No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04.      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Borrower shall pay (i) all reasonable, invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, invoiced out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, each L/C Issuer and, during the existence of an Event of Default, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower's or such Loan Party's directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or (y) is solely amongst Indemnitees and/or their Related Parties and does not involve an act or omission by the Borrower or any other Loan Party or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender's Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor Holdings shall assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments. All amounts due under this Section shall be payable not later than ten days after demand therefor.

(f)            Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans and the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (1) any Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender or Affiliate of a Lender; and

(B)           the consent of the Administrative Agent and each L/C Issuer (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless such assignment is to a Person that is not a Lender or an Affiliate of a Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d). Notwithstanding the foregoing, as of the time of any assignment, no assignee shall be entitled to greater increased costs or indemnities under Sections 3.01 or 3.04 than the assignor Lender.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and L/C Issuers, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender and L/C Issuer, as applicable, pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Lenders and each L/C Issuer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or L/C Issuer, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment or transfer of the Commitments of a Lender or L/C Issuer and the rights to the principal of, and interest on, any Loan or L/C Obligation made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant (expressly including the ability to receive payments under Section 3.01 and 3.04 independent of the applicable Lender) is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender after Resignation as Administrative Agent. Notwithstanding anything to the contrary contained herein, if at any time Fifth Third resigns as Administrative Agent, Fifth Third may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days' notice to the Borrower, resign as Swing Line Lender and the Borrower may, (i) upon 30 days' notice to Fifth Third remove Fifth Third as an L/C Issuer and/or (ii) upon 30 days' notice to Fifth Third, remove Fifth Third as Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Fifth Third as an L/C Issuer or the Swing Line Lender, as the case may be. If Fifth Third resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts with respect to such Letters of Credit pursuant to Section 2.03(c)). If Fifth Third resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to Fifth Third to effectively assume the obligations of Fifth Third respect to such Letters of Credit.

10.07.      Treatment of Certain Information; Confidentiality. The Administrative Agent, each Lender and each L/C Issuer each agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives who reasonably need to know same (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(b) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any of their Subsidiaries or Related Parties.

For purposes of this Section, "Information" means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent, each Lender and each L/C Issuer each acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08.      Right of Setoff. If an Event of Default has occurred and is continuing under Section 8.01(a) or Section 8.01(f), each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by email, facsimile or any similar electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Lender and each L/C Issuer, regardless of any investigation made by the Administrative Agent, any Lender or any L/C Issuer on their behalf and notwithstanding that the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.      Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or the Lenders required pursuant to Section 10.01(e)(iii)) that has been approved by the Required Lenders, or (iv) any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

(e)           in the case of any such assignment resulting from a Lender's failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 10.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14.      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE

HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm's-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency to the Loan Parties or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17.      USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party agrees to provide any such information as reasonably requested by a Lender in order to comply with the Act.

10.18.      OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC.

(a)           EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS EXIST AND SHALL HEREAFTER BE CREATED ON THE COLLATERAL PURSUANT TO THE FIRST LIEN NOTE DOCUMENTS AND SECOND LIEN NOTE DOCUMENTS, RESPECTIVELY, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND PROVISIONS OF EACH OF THE INTERCREDITOR AGREEMENTS. EACH OF THE INTERCREDITOR AGREEMENTS ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS, THE HEDGE BANKS AND THE CASH MANAGEMENT BANKS. PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF EACH OF THE INTERCREDITOR AGREEMENTS, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS AND PROVISIONS OF SUCH INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO OR OTHERWISE BECOME A PARTY TO EACH INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND TO EXECUTE ALL AGREEMENTS, DOCUMENTS AND INSTRUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY THE ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE RESPECTIVE TERMS AND PROVISIONS THEREOF.

(c)           THE PROVISIONS OF THIS SECTION 10.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENTS.

REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT.

--Remainder of Page Intentionally Left Blank--
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER AND HOLDINGS:

APPLETON PAPERS INC., a Delaware corporation

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation, as Holdings

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ADMINISTRATIVE AGENT, L/C ISSUERS SWING LINE LENDER AND LENDERS:

FIFTH THIRD BANK, an Ohio banking corporation, as Administrative Agent, an L/C Issuer, Swing Line Lender and a Lender

By:	/s/ Elizabeth Di Cola
Name:	Elizabeth Di Cola
Title:	Vice President

SCHEDULE 1

Notices

GRANTOR:

Appleton Papers Canada Ltd.
550 Braidwood Avenue
Peterborough, Ontario Canada
Attention: Jeffrey J. Fletcher
Telephone: 920-991-8452
Telecopier: 920-991-8852
Electronic Mail: jfletcher@appletonideas.com
Taxpayer Identification Number: 100236892 (Ontario: 2446981)

ADMINISTRATIVE AGENT, ANY L/C ISSUER, SWING LINE LENDER OR FIFTH THIRD BANK AS A LENDER:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Loan Syndications/Judy Huls
Facsimile: 513-534-0875

with copies to:

FIFTH THIRD BANK
222 South Riverside Plaza
Suite 3300
Chicago, Illinois 60606
Attention: Elizabeth Di Cola
Facsimile: 312-704-4127

KATTEN MUCHIN ROSENMAN LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention: Denise S. Burn, Esq.
Facsimile: 312-577-8778

SCHEDULE 2

Pledged Notes

None.

Pledged Stock

None.

SCHEDULE 3

Perfection of Liens

PPSA Filing

Filing Jurisdiction of
Grantor	Organization	Corporation No.

Appleton Papers Canada Ltd.	Ontario	41268-6

SCHEDULE 4

Jurisdiction of Organization

	Jurisdiction of	Chief Executive
Name of Loan Party	Organization	Office	Federal Tax ID No.
Appleton Papers Canada Ltd.	Ontario, Canada	550 Braidwood Avenue	100236892;
		Peterborough, Ontario	2446981 (Ontario)
Canada

SCHEDULE 5

Location of Collateral

Party	Location	Address

Appleton Papers Canada Ltd.	Distribution Center	550 Braidwood Avenue
Peterborough, Ontario Canada

SCHEDULE 6

Intellectual Property

None.

SCHEDULE 7

Commercial Tort Claims

None.

SCHEDULE 8

Accounts

Deposit Accounts

Financial	Name on	Account	Account	Value in	Date of
Institution	Account	Type	Number	Account	Value
Bank of Nova Scotia	Appleton Papers Canada Ltd.	Payroll, payables	Redacted	870,446.24 CAD	02/05/10

Bank of Nova Scotia	Appleton Papers Canada Ltd.	Depository	Redacted	$108,439.31	02/05/10

Securities Accounts

None.

Schedule 1.01(c)

MORTGAGED PROPERTIES

	Owner	Address of Property	Parcel/Map Number
1.	Appleton Papers Inc.	825 E. Wisconsin Avenue, Appleton, Wisconsin	31-1-1179-00-0
2.	Appleton Papers Inc.	1100 N. Lawe Street, Appleton, Wisconsin	31-1-0013-00-0
3.	Appleton Papers Inc.	N. Lawe Street Parking Lot, Appleton, Wisconsin	31-1-0016-00-0
4.	Appleton Papers Inc.	Hancock Street Parking Lot	31-1-1134-00-0
5.	Appleton Papers Inc.	600 East Hancock Street, Appleton Wisconsin	31-1-0241-00-0
6.	Appleton Papers Inc.	702 E. Hancock Street, Appleton Wisconsin	31-1-1139-00-0
7.	Appleton Papers Inc.	714 E. Hancock Street, Appleton, Wisconsin	31-1-1139-00-0
8.	Appleton Papers Inc.	N. Viola Street, Appleton, Wisconsin	31-1-2865-00-0
9.	Appleton Papers Inc.	1408 N. Meade Street, Appleton, Wisconsin	31-1-6562-08-0
10.	Appleton Papers Inc.	1325 and 1401 N. Rankin Street, Appleton, Wisconsin	31-1-6562-18-00-0
11.	Appleton Papers Inc.	2500 W. Wisconsin Street, Portage, Wisconsin	11271-2521
12.	Appleton Papers Inc.	Hydraulic Road, West Carrollton, Ohio	K48-009-17-0003
13.	Appleton Papers Inc.	4000 Hydraulic Road, West Carrollton, Ohio	K48-009-17-0004
14.	Appleton Papers Inc.	1030 W. Alex-Bell Road, West Carrollton, Ohio	K48-003-06-0004
15.	Appleton Papers Inc.	Alexanderville - Bellbrook, West Carrollton, Ohio	K48-004-11-0001
16.	Appleton Papers Inc.	Alex-Bell Road, West Carrollton, Ohio	K48-003-08-0009
17.	Appleton Papers Inc.	301 Pine Street, Roaring Spring, Pennsylvania	1800-01-5
18.	Appleton Papers Inc.	244 N. Main Street, Roaring Spring, Pennsylvania	1800-01-34
19.	Appleton Papers Inc.	N. Main Street, Roaring Spring, Pennsylvania	1800-01-1-A
20.	Appleton Papers Inc.	201-05 Locust, Roaring Spring, Pennsylvania	1800-01-21
21.	Appleton Papers Inc.	202 Locust, Roaring Spring, Pennsylvania	1800-01-10
22.	Appleton Papers Inc.	204 Locust, Roaring Spring, Pennsylvania	1800-01-11
23.	Appleton Papers Inc.	209-13 Locust, Roaring Spring, Pennsylvania	1800-01-24
24.	Appleton Papers Inc.	212 Locust, Roaring Spring, Pennsylvania	1800-01-12
25.	Appleton Papers Inc.	300 Locust, Roaring Spring, Pennsylvania	1800-01-14
26.	Appleton Papers Inc.	308 Locust, Roaring Spring, Pennsylvania	1800-01-15
27.	Appleton Papers Inc.	309 Locust, Roaring Spring, Pennsylvania	1800-01-27
28.	Appleton Papers Inc.	Locust Street, Roaring Spring, Pennsylvania	1800-01-25
29.	Appleton Papers Inc.	Taylor Township, Roaring Spring, Pennsylvania	2000-04-16
30.	Appleton Papers Inc.	Taylor Township, Roaring Spring, Pennsylvania	2000-04-5-A
31.	Appleton Papers Inc.	305 Locust Street, Roaring Spring, Pennsylvania	1800-01-26
32.	Appleton Papers Inc.	Blair Township, Roaring Spring, Pennsylvania	0400-06-64-1
33.	Appleton Papers Inc.	Blair Township, Roaring Spring, Pennsylvania	0400-07-26
34.	Appleton Papers Inc.	304 Pine Street, Roaring Spring, Pennsylvania	1800-01-2
35.	Appleton Papers Inc.	305 Pine Street, Roaring Spring, Pennsylvania	1800-01-4
36.	Appleton Papers Inc.	100 Paper Mill Road, Roaring Spring, Pennsylvania	1800-01-1-A
37.	New England Extrusion Inc.	18 Industrial Boulevard, Turners Falls, Massachusetts	17-041 17-020 17-042

38.	New England Extrusion Inc.	1264 East High Street, Milton, Wisconsin 53563	257-162011003
39.	American Plastics Company, Inc.	3606 Red Arrow Drive, Rhinelander, WI 54501	27601-9011-0801

Schedule 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Percentage
Fifth Third Bank	$100,000,000	100%

Schedule 5.08

REAL PROPERTY

Loan Party	Location/Description	Address	Owned/Leased
Appleton Papers Inc.	Appleton, WI - Office & Plant	825 E. Wisconsin Avenue Appleton, WI	Owned
		1100 N. Lawe Street Appleton, WI	Owned
		N. Lawe St Parking Lot Appleton, WI	Owned
		Hancock St Parking Lot Appleton, WI	Owned
		702 E. Hancock Street Appleton, WI	Owned
		714 E. Hancock Street Appleton, WI	Owned
		N. Viola Street Appleton, WI	Owned
		1408 N. Meade Street Appleton, WI	Owned
		1325 and 1401 N. Rankin Street Appleton, WI	Owned
		600 East Hancock Street Appleton, WI	Owned
	Portage, WI -- Plant	2500 W. Wisconsin St. Portage, WI	Owned
	West Carrollton, OH -- Mill	4000 Hydraulic Road West Carrollton, OH	Owned
		Hydraulic Road West Carrollton, OH	Owned
		1030 W.Alex-Bell Road West Carrollton, OH	Owned
		Alex-Bell Road West Carrollton, OH	Owned
		Alexanderville - Bellbrook West Carrollton, OH	Owned
	Roaring Spring, PA -- Mill	100 Paper Mill Road Roaring Spring, PA	Owned
		301 Pine Street Roaring Spring, PA	Owned
		244 N. Main Street Roaring Spring, PA	Owned
		N. Main Street Roaring Spring, PA	Owned
		201-05 Locust Street Roaring Spring, PA	Owned
		202 Locust Street Roaring Spring, PA	Owned
		204 Locust Street	Owned

Loan Party	Location/Description	Address	Owned/Leased
Roaring Spring, PA
		209-13 Locust Street Roaring Spring, PA	Owned
		212 Locust Street Roaring Spring, PA	Owned
		300 Locust Street Roaring Spring, PA	Owned
		308 Locust Street Roaring Spring, PA	Owned
		309 Locust Street Roaring Spring, PA	Owned
		Locust Street Roaring Spring, PA	Owned
		305 Locust Street Roaring Spring, PA	Owned
		304 Pine Street Roaring Spring, PA	Owned
		305 Pine Street Roaring Spring, PA	Owned
		Taylor Township Roaring Spring, PA	Owned
		Taylor Township Roaring Spring, PA	Owned
		Blair Township Roaring Spring, PA	Owned
		Blair Township Roaring Spring, PA	Owned
	Distribution Center	3000 Warehouse Road Appleton, WI	Leased
	Distribution Center	115 Kensington Drive Appleton, WI	Leased
	Distribution Center	120 Declaration Drive McDonough, GA	Leased
	Distribution Center	1100 Blake Street Edwardsville, KS	Leased
	Distribution Center	2300 Progress Drive Hebron, KY	Leased
	Distribution Center	5491 E. Philadelphia Ontario, CA	Leased
	Distribution Center	6210 North Marine Drive Portland, OR	Leased
	Distribution Center	2850 Appleton Street Camp Hill, PA	Leased
	Miscellaneous Storage Space	331 E. Closson Road Roaring Spring, PA	Leased
	Miscellaneous Storage Space	221 Cove Lane Road Roaring Spring, PA	Leased
Appleton Papers Canada Ltd.	Distribution Center	550 Braidwood Avenue Peterborough, Ontario Canada	Leased
American Plastics Company, Inc.	Rhinelander, WI -- Plant	3606 Red Arrow Drive Rhinelander, WI 54501	Owned

Loan Party	Location/Description	Address	Owned/Leased
New England Extrusion Inc.	Milton, WI -- Plant	1264 East High Street Milton, WI 53563	Owned
	Turners Falls -- Plant	18 Industrial Boulevard Turners Falls, MA 01376	Owned

Schedule 5.15

SUBSIDIARIES

			No. of	Percentage
		No. of Shares	Shares	of
Subsidiary Name	Jurisdiction	Outstanding	Owned	Ownership	Owner
Appleton Papers Inc.	Delaware	100	100	100	Paperweight Development Corp.
PDC Capital Corporation	Delaware	100	100	100	Paperweight Development Corp.
Appleton Papers Canada Ltd.	Canada	100	100	100	Appleton Papers Inc.
Appleton Papers de Mexico SA de CV	Mexico	50,000	49,999	99.998	Appleton Papers Inc.
			1.002		American Plastics Company, Inc.
American Plastics Company, Inc.	Wisconsin	5 (voting)	5	100	Appleton Papers Inc.
		5,000 (non-voting)	5,000	100	Appleton Papers Inc.
New England Extrusion Inc.	Wisconsin	10	10	100	Appleton Papers Inc.
Rose Holdings Limited	U.K.	10,000,001	10,000,001	100	Appleton Papers Inc.
HBGI Holdings Limited	U.K.	1	1	100	Rose Holdings Limited

Schedule 5.17

ENVIRONMENTAL MATTERS

1.               Carbonless paper containing PCBs was manufactured at the Appleton facility between 1954 and 1971. Wastewater from the manufacturing of this paper and reprocessing of the paper at other paper mills in the Fox River Valley carried PCBs into the Fox River. Based on these discharges, claims have been asserted against Appleton and National Cash Register Corporation ("NCR") (as current and former owners and operators of the Appleton facility) and others for remediation costs and natural resources damage concerning the environmental conditions of the Lower Fox River, as more fully described on Appleton Papers Inc.'s 2008 Form 10-K.

2.               Confidential Settlement Agreement between U.S. Borrower and NCR Corporation, dated effective February 12, 1998 under which the parties agreed to share both defense and liability costs arising from the Lower Fox River.

3.               Confidential Appleton-NCR Subsequent Allocation Arbitration Agreement among U.S. Borrower, NCR Corporation and B.A.T. Industries P.L.C., dated effective February 12, 1998 and related Arbitration Award dated November 28, 2005 which defines the parties' obligations to share both defense and liability costs arising from the Lower Fox River.

4.               The West Carrollton, Ohio mill operates pursuant to various state and federal permits for discharges and emissions to air and water. As a result of the de-inking of carbonless paper containing PCBs through the early 1970s, there have been releases of PCBs and volatile organic compounds into the soil in the area of the wastewater impoundments at the West Carrollton facility and low levels of PCBs have been detected in the groundwater immediately under this area. In addition, PCB contamination is present in sediment in the adjacent Great Miami River, but it is believed that this contamination is from a source other than the West Carrollton mill. Based on investigation and delineation of PCB contamination in soil and groundwater in the area of the wastewater impoundments, Appleton believes that it may be necessary to undertake remedial action in the future as more fully described on Appleton Papers Inc.'s 2008 Form 10-K, although Appleton is currently under no obligation to do so. Appleton has not had any discussions or communications with any federal, state or local agencies or authorities regarding remedial action to address PCB contamination at the West Carrollton mill.

Schedule 6.09

GUARANTORS

1.               Paperweight Development Corp. ("Holdings")
2.               American Plastics Company, Inc.
3.               New England Extrusion Inc.
4.               Appleton Papers Canada Ltd.

Schedule 7.02

PERMITTED EXISTING DEBT

1.                                       Bond Purchase Agreement between Village of Combined Locks, Wisconsin, Thornton Farish Inc. and Borrower for $6,000,000 in Variable Rate Demand Industrial Revenue Bonds, Series 1997, dated as of August 1997, including without limitation, indebtedness under the following additional documents:

a.               Loan Agreement between Appleton and Village of Combined Locks, Wisconsin, dated effective August 1, 1997, assigned to M&I First National Bank, West Bend, Wisconsin under an indenture of Trust dated August 1, 1997;

b.              Promissory Note from Appleton to Village of Combined Locks, Wisconsin, dated August 14, 1997; and

c.               Remarketing Agreement between Appleton and Thornton Farish Inc., dated effective August 1, 1997.

2.                                       Bond Purchase Agreement between Village of Combined Locks, Wisconsin and Appleton for $2,650,000 in Variable Rate Demand Pollution Control Refunding Revenue Bonds, Series 1997, dated as of August 1997, including without limitation, indebtedness under the following additional documents:

a.               Loan Agreement between Appleton and Village of Combined Locks, Wisconsin, dated effective August 1, 1997, assigned to M&I First National Bank, West Bend, Wisconsin under an indenture of Trust dated August 1, 1997;

b                 Promissory Note from Appleton to Village of Combined Locks, Wisconsin, dated August 14, 1997; and

c.               Remarketing Agreement between Appleton and Thornton Farish Inc., dated effective August 1, 1997.

3.                                       Loan and Security Agreement dated November 7, 2008 by and between Icon Appleton, LLC and Appleton Papers Inc., for $22,000,000, as amended March 26, 2009.

Schedule 7.03

EXISTING LIENS

FILING DATE
AND FILE
LOAN PARTY	SECURED PARTY	COLLATERAL	STATE	JURISDICTION	NUMBER	COMMENT

APPLETON PAPERS INC.	Domtar Industries Inc.	Inventory held by Debtor as Bailee for Domtar Industries Inc.	DE	Department of State: Division Of Corporations	7/19/2005 #5222306 4

APPLETON PAPERS INC.	Arjo Wiggins Appleton p.l.c.	All of Debtors' right, title and interest in and to the Recoveries per Fox River AWA Environmental Indemnity Agreement dated 11/9/01	WI	Department of Financial Institutions	11/21/2001 #010008932729	Paperweight Develop Corp. & New Appleton LLC as additional Debtors

APPLETON PAPERS INC.	Director of Development of the State of Ohio	Certain equipment, including proceeds, substitutions and accessions	DE	Department of State: Division of Corporations	7/24/2007 #20072782059

APPLETON PAPERS INC.	ICON Appleton, LLC	Equipment located at 1030 West Alex-Bell Road, W. Carrollton, OH, including proceeds and parts as set forth in Firm Quotation No. MPQN000103 from Metso Paper USA, Inc.	DE	Department of State: Division of Corporations	11/7/2008 20083748595

NEW ENGLAND EXTRUSION INC.	CITIBANK, N.A.	Accounts Receivable for Alcan Inc.	WI	Department of Financial Institutions	8/21/2006 #060012534217

Schedule 10.02

ADMINISTRATIVE AGENT�S OFFICE, CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Appleton Papers Inc.
825 E. Wisconsin Avenue
Appleton, WI 54912-0353
Attention: Jeffrey J. Fletcher
Telephone: 920-991-8452
Telecopier: 920-991-8852
Electronic Mail: jfletcher@appletonideas.com
Website Address: www.appletonideas.com
U.S. Taxpayer Identification Number: 36-2556469

ADMINISTRATIVE AGENT, ANY L/C ISSUER, SWING LINE LENDER OR FIFTH THIRD BANK AS A LENDER:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Loan Syndications/Judy Huls
Facsimile: 513-534-0875

with copies to:

FIFTH THIRD BANK
222 South Riverside Plaza
Suite 3300
Chicago, Illinois 60606
Attention: Elizabeth Di Cola
Facsimile: 312-704-4127

KATTEN MUCHIN ROSENMAN LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention: Denise S. Burn, Esq.
Facsimile: 312-577-8778